SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

Waste Management, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1001 Fannin Street, Suite 4000
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF WASTE MANAGEMENT, INC.

Date and Time:

May 11, 2010 at 11:00 a.m., Central Time

Place:

The Maury Myers Conference Center
Waste Management, Inc.
1021 Main Street
Houston, Texas 77002

Purpose:

•	To elect eight directors;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

•	To vote on our proposal to amend our Second Restated Certificate of Incorporation to eliminate any supermajority stockholder voting provisions;

•	To vote on a stockholder proposal relating to disclosure of political contributions, if properly presented at the meeting;

•	To vote on a stockholder proposal relating to the right of stockholders to call special stockholder meetings, if properly presented at the meeting; and

•	To conduct other business that is properly raised at the meeting.

Only stockholders of record on March 15, 2010 may vote at the meeting.

Your vote is important. We urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

LINDA J. SMITH
Corporate Secretary

March 29, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2010: This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 are available at http://www.wm.com.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

WASTE MANAGEMENT, INC.
1001 Fannin Street, Suite 4000
Houston, Texas 77002

Our Board of Directors is soliciting your proxy for the 2010 Annual Meeting of Stockholders and at any postponement or adjournment of the meeting. We are furnishing proxy materials to our stockholders primarily via the Internet. On March 29, 2010, we sent an electronic notice of how to access our proxy materials, including our Annual Report, to stockholders that have previously signed up to receive their proxy materials via the Internet. On March 29, 2010, we began mailing a Notice of Internet Availability of Proxy Materials to those stockholders that previously have not signed up for electronic delivery. The Notice contains instructions on how stockholders can access our proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the costs of the annual meeting, and conserve natural resources.

Record Date	March 15, 2010.

Quorum	A majority of shares outstanding on the record date must be present in person or by proxy.

Shares Outstanding	There were 484,458,162 shares of Common Stock outstanding and entitled to vote as of March 15, 2010.

Voting by Proxy	Internet, phone, or mail.

Voting at the Meeting	Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the inspector of elections. Beneficial holders must obtain a proxy from their brokerage firm, bank, or other stockholder of record and present it to the inspector of elections with their ballot. Voting in person by a stockholder will replace any previous votes submitted by proxy.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before we vote it at the meeting by submitting a later-dated vote in person at the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the eight director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast at the meeting. The proposal to amend our Certificate of Incorporation requires the favorable vote of at least two-thirds of our outstanding shares. Each of the other proposals requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

Effect of Abstentions and Broker Non-Votes	Abstentions will have no effect on the election of directors. For each of the other proposals, abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote.

If your shares are held by your broker and you do not give voting instructions, your broker will be entitled to vote your shares in its discretion for the ratification of our independent registered public accounting firm and for the amendment to our Certificate of Incorporation. For the election of directors and each of the stockholder proposals, your shares will be treated as broker non-votes. Broker non-votes are not entitled to vote. Thus, absent voting instructions from you, your broker will not be able to vote your shares for the election of directors and will not be able to vote on the stockholder proposals. A broker non-vote has no effect on the outcome of the vote.

Voting Instructions	You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name and shares held in our Employee Stock Purchase Plan are covered by separate proxy cards. If you hold shares through a broker, your ability to vote by phone or over the Internet depends on your broker’s voting process. You should complete and return each proxy or other voting instruction request provided to you.

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy but do not give voting instructions, we will vote your shares as follows:

• FOR our director candidates;

• FOR the ratification of the independent registered public accounting firm;

• FOR the amendment to our Certificate of Incorporation;

• AGAINST the stockholder proposal relating to disclosure of political contributions; and

• AGAINST the stockholder proposal relating to the right of stockholders to call special stockholder meetings.

If you give us your proxy, any other matters that may properly come before the meeting will be voted at the discretion of the proxy holders.

Attending in Person	Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Waste Management stock in order to be admitted to the meeting.

If you are planning to attend our annual meeting and require directions to the meeting, please contact our Corporate Secretary at 713-512-6200.

The only items that will be discussed at this year’s annual meeting will be the items set out in the Notice. There will be no presentations.

Stockholder Proposals for the 2011 Annual Meeting	Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2011 Annual Meeting should notify our Corporate Secretary at Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002. The written proposal must be received at our offices no later than November 29, 2010 and no earlier than October 30, 2010. A stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date of the 2011 Annual Meeting.

Expenses of Solicitation	We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Innisfree M&A Incorporated has been hired to help in the solicitation of proxies for the 2010 Annual Meeting for a fee of approximately $15,000 plus associated costs and expenses.

Annual Report	A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, which includes our financial statements for fiscal year 2009, is included with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement unless we are notified that one or more of these individuals wishes to receive separate copies. This procedure helps reduce our printing costs and postage fees.

If you participate in householding and wish to receive a separate copy of this Proxy Statement and the Annual Report, please contact: Waste Management, Inc., Corporate Secretary, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone 713-512-6200.

If you do not wish to participate in householding in the future, and prefer to receive separate copies of the proxy materials, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061. If you are eligible for householding but are currently receiving multiple copies of proxy materials and wish to receive only one copy for your household, please contact Broadridge.

BOARD OF DIRECTORS

Our Board of Directors currently has eight members. Each member of our Board is elected annually. Mr. Pope is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions that only non-employee directors attend.

Stockholders and interested parties wishing to communicate with the Board or the non-employee directors should address their communications to Mr. John C. Pope, Non-Executive Chairman of the Board, c/o Waste Management, Inc., P.O. Box 53569, Houston, Texas 77052-3569.

Leadership Structure

We separated the roles of Chairman of the Board and Chief Executive Officer at our Company in 2004. The separation of the roles occurred in connection with our Board of Directors’ succession planning for the retirement of A. Maurice Myers, our then Chairman, Chief Executive Officer and President. At that time, our Board decided that when Mr. Myers retired, the Company should appoint separate individuals to serve as Chairman and as Chief Executive Officer.

We believe that having a Non-Executive Chairman of the Board is in the best interests of the Company and stockholders. Over the past several years, the demands made on boards of directors have been ever increasing. This is in large part due to increased regulation under federal securities laws, national stock exchange rules and other federal and state regulatory changes. More recently, macroeconomic conditions such as the global recession and turmoil in the credit markets have increased the demands made on boards of directors. The Non-Executive Chairman’s responsibilities include leading full Board meetings and executive sessions, as well as ensuring best practices and managing the Board function. The Board named Mr. Pope Chairman of the Board due to his tenure with and experience and understanding of the Company, as well as his vast experience on public company boards of directors.

The separation of the positions allows Mr. Pope to focus on management of Board matters and allows our Chief Executive Officer to focus his talents and attention on managing our business. Additionally, we believe the separation of those roles ensures the independence of the Board in its oversight role of critiquing and assessing the Chief Executive Officer and management generally.

Role in Risk Oversight

Our executive officers have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure that the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and are functioning as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. The Company believes that its leadership structure is conducive to comprehensive risk management practices, and that the Board’s involvement is appropriate to ensure effective oversight.

The Board of Directors and its committees meet in person approximately six times a year, including one meeting that is dedicated specifically to strategic planning. At each of these meetings, our Chief Executive Officer; President and Chief Operating Officer; Chief Financial Officer; and General Counsel are asked to report to the Board and, when appropriate, specific committees. Additionally, other members of management and employees are requested to attend meetings and present information, including those responsible for our Internal Audit and Environmental Audit functions. One of the purposes of these presentations is to provide direct communication between members of the Board and members of management; the presentations provide members of the Board with the information necessary to understand the risk profile of the Company, including information regarding the specific risk environment, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to information regarding general updates to the Company’s operational and financial condition, management reports to the Board on a number of specific issues meant to inform the Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Board of Directors allow the Board to assess management’s evaluation and management of the day-to-day risks of the Company.

Management is encouraged to communicate with the Board of Directors with respect to extraordinary risk issues or developments that may require more immediate attention between regularly scheduled Board meetings. Mr. Pope, as Non-Executive Chairman, facilitates communications with the Board of Directors as a whole and is integral in initiating the frank, candid discussions among the independent Board members necessary to ensure management is adequately evaluating and managing the Company’s risks. These intra-Board communications are essential in its oversight function. Additionally, all members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee, and committee chairs report to the full Board. These practices ensure that all issues affecting the Company are considered in relation to each other and by doing so, risks that affect one aspect of our Company can be taken into consideration when considering other risks.

The Company also initiated an enterprise risk management process several years ago, which is coordinated by the Company’s Internal Audit department, under the supervision of the Company’s Chief Financial Officer. This process initially involved the identification of the Company’s programs and processes related to risk management, and the individuals responsible for them. Included was a self-assessment survey completed by senior personnel requesting information regarding perceived risks to the Company, with follow-up interviews with members of senior management to review any gaps between their and their direct reports’ responses. The information gathered was tailored to coordinate with the Company’s strategic planning process such that the risks could be categorized in a manner that identified the specific Company strategies that may be jeopardized and plans could be developed to address the risks to those strategies. The Company then conducted an open-ended survey aligned with the objectives of the Company’s strategic goals with several individuals with broad risk management and/or risk oversight responsibilities. Included in the survey was the identification of the top concerns, assessment of their risk impact and probability, and identification of the responsible risk owner. Finally, a condensed survey of top risks was completed by approximately 200 senior personnel to validate the risks and the risk rankings.

The results of these efforts were reported to the Board of Directors, which is responsible for the design of the risk management process. Since its implementation, regular updates are given to the Board of Directors on all Company risks. In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee on all financial and compliance risks in accordance with New York Stock Exchange requirements.

Independence of Board Members

The Board of Directors has determined that each of the following seven non-employee director candidates is independent in accordance with the New York Stock Exchange listing standards:

Pastora San Juan Cafferty
Frank M. Clark, Jr.
Patrick W. Gross
John C. Pope
W. Robert Reum
Steven G. Rothmeier
Thomas H. Weidemeyer

Mr. Steiner is an employee of the Company and, as such, is not considered an “independent” director.

To assist the Board in determining independence, the Board of Directors adopted categorical standards of director independence, which meet or exceed the requirements of the New York Stock Exchange. These standards specify certain relationships that must be avoided in order for the non-employee director to be deemed independent. The Board reviewed all commercial and non-profit affiliations of each non-employee director and the dollar amount of all transactions between the Company and each entity with which a non-employee director is affiliated to determine independence. These transactions included the Company, through its subsidiaries, providing waste management services in the ordinary course of business and the Company’s subsidiaries purchasing goods and services in the ordinary course of business. The categorical standards our Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website. The Board has determined that each non-employee director candidate meets these categorical standards and that there are no other relationships that would affect independence.

Meetings and Board Committees

Last year the Board held eight meetings and each committee of the Board met independently as set forth below. Each director attended at least 75% of the meetings of the Board and the committees on which he served. In addition, all directors attended the 2009 Annual Meeting of Stockholders. Although we do not have a formal policy regarding director attendance at annual meetings, it has been longstanding practice that all directors attend unless there are unavoidable schedule conflicts or unforeseen circumstances.

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all committee meetings. The Board has three separate standing committees: the Audit Committee, which is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended; the Management Development and Compensation Committee; and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary. In 2006, the Board appointed a Special Committee, as described below.

The Audit Committee

Mr. Rothmeier has been the Chairman of our Audit Committee since May 2004. The other members of our Audit Committee are Ms. Cafferty and Messrs. Clark, Gross, Pope and Reum. Each member of our Audit Committee satisfies the additional New York Stock Exchange independence standards for audit committees. Our Audit Committee held nine meetings in 2009.

SEC rules require that we have at least one financial expert on our Audit Committee. Our Board of Directors has determined that Mr. Rothmeier and Mr. Pope are both Audit Committee financial experts for purposes of the SEC’s rules based on a thorough review of their education and financial and public company experience.

Mr. Rothmeier served in various leadership positions in the airline industry for approximately 16 years, including the positions of Chairman, CEO and CFO of Northwest Airlines. He founded Great Northern Capital, a private investment management, consulting and merchant banking firm, in 1993, where he continues to serve as Chairman and CEO. Mr. Rothmeier has a master’s degree in finance from the University of Chicago Graduate School of Business and a bachelor’s degree in business administration from the University of Notre Dame. Mr. Rothmeier serves on one public company audit committee in addition to ours.

Mr. Pope served in various financial positions, primarily in the airline industry, for approximately 17 years, including over nine years combined in CFO positions at American Airlines and United Airlines. He has a master’s degree in finance from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope serves on three public company audit committees in addition to ours. The Board reviewed the time Mr. Pope spends on each company’s audit committee and the time he spends on other companies’ interests and determined that such service and time does not impair his ability to serve on our Audit Committee.

Mr. Gross serves on four public company audit committees in addition to ours. The Board reviewed the time Mr. Gross spends on each company’s audit committee and the time he spends on other companies’ interests and determined that such service and time does not impair his ability to serve on our Audit Committee.

Neither Ms. Cafferty, Mr. Clark, nor Mr. Reum currently serve on the audit committees of other public companies.

The Audit Committee’s duties are set forth in a written charter that was approved by the Board of Directors. A copy of the charter can be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, has the following responsibilities:

Administrative Responsibilities

•	Report to the Board, at least annually, all public company audit committee memberships by members of the Audit Committee;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board; and

•	Adopt an orientation program for new Audit Committee members.

Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Review the independence of the independent auditor and establish our policies for hiring current or former employees of the independent auditor;

•	Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor’s internal control procedures; and

•	Pre-approve all services, including non-audit engagements, provided by the independent auditor.

Internal Audit

•	Review the plans, staffing, reports and activities of the internal auditors; and

•	Review and establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters.

Financial Statements

•	Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

•	Review all earnings press releases and discuss with management the type of earnings guidance that we provide to analysts and rating agencies;

•	Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated under Statement on Auditing Standards No. 61 relating to the conduct of the audit;

•	Review our financial reporting, accounting and auditing practices with management, the independent auditor and our internal auditors;

•	Review management’s and the independent auditor’s assessment of the adequacy and effectiveness of financial reporting controls; and

•	Review CEO and CFO certifications related to our reports and filings.

Audit Committee Report

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2009 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•	First, the Audit Committee discussed with Ernst & Young, the Company’s independent registered public accounting firm for fiscal year 2009, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•	Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor’s independence.

•	Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2009, as well as Ernst & Young’s report regarding the effectiveness of internal control over financial reporting.

•	Finally, the Audit Committee reviewed and discussed, with the Company’s management and Ernst & Young, the Company’s audited consolidated balance sheet as of December 31, 2009, and consolidated statements of income, cash flows and equity for the fiscal year ended December 31, 2009, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2009. The Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2010.

The Audit Committee of the Board of Directors

Steven G. Rothmeier, Chairman
Pastora San Juan Cafferty
Frank M. Clark, Jr.
Patrick W. Gross
John C. Pope
W. Robert Reum

The Management Development and Compensation Committee

Mr. Reum has served as the Chairman of our Management Development and Compensation Committee since May 2004. The other members of the Committee are Messrs. Clark, Pope, Rothmeier and Weidemeyer.

Each member of our Compensation Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. The Compensation Committee met seven times in 2009.

Our Compensation Committee is responsible for overseeing all of our executive and senior management compensation, as well as developing the Company’s compensation philosophy generally. The Compensation Committee’s written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the Compensation Committee has the following responsibilities:

•	Review and establish policies governing the compensation and benefits of all of our executives;

•	Approve the compensation of our senior management and set the bonus plan goals for those individuals;

•	Conduct an annual evaluation of our Chief Executive Officer by all independent directors to set his compensation;

•	Oversee the administration of all of our equity-based incentive plans;

•	Recommend to the full Board new Company compensation and benefit plans or changes to our existing plans; and

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board.

In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

For additional information on the Compensation Committee, see the Compensation Discussion and Analysis on page 20.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, beginning on page 20, with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Management Development and Compensation
Committee of the Board of Directors

W. Robert Reum, Chairman
Frank M. Clark, Jr.
John C. Pope
Steven G. Rothmeier
Thomas H. Weidemeyer

Compensation Committee Interlocks and Insider Participation

During 2009 each of Mr. Clark, Pope, Reum, Rothmeier and Weidemeyer served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of Waste Management during 2009; no member of the Compensation Committee is a former officer of the Company; and no compensation committee interlocking existed in 2009. Mr. Pope entered into an open market transaction involving publicly traded debt of the Company, which is described below, under “Related Party Transactions.”

The Nominating and Governance Committee

Ms. Cafferty has served as the Chairperson of our Nominating and Governance Committee since May 2008. The other members of the Committee include Messrs. Gross, Pope and Weidemeyer. Each member of our Nominating and Governance Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. In 2009, the Nominating and Governance Committee met five times.

The Nominating and Governance Committee has a written charter that has been approved by the Board of Directors and can be reviewed by accessing our website. It is the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Governance Committee has the following responsibilities:

•	Review and recommend the composition of our Board, including the nature and duties of each of our committees;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Evaluate the charters of each of the committees and recommend who the committee chairs will be;

•	Review individual director’s performance in consultation with the Chairman of the Board;

•	Recommend retirement policies for the Board, the terms for directors and the proper ratio of employee directors to outside directors;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board;

•	Review stockholder proposals received for inclusion in the Company’s proxy statement and recommend action to be taken with regard to the proposals to the Board; and

•	Identify and recommend to the Board candidates to fill director vacancies.

Potential director candidates are identified through various methods; the Committee welcomes suggestions from directors, members of management, and stockholders. From time to time, the Nominating and Governance Committee uses outside consultants to assist it with identifying potential director candidates.

For all potential candidates, the Nominating and Governance Committee considers all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees. The Committee uses a matrix of functional and industry experiences to develop criteria to select candidates. Before being nominated by the Nominating and Governance Committee, director candidates are interviewed by the Chief Executive Officer and a minimum of two members of the Nominating and Governance Committee, including the Non-Executive Chairman of the Board. Additional interviews may include other members of the Board, representatives from senior levels of management and an outside consultant.

The Committee currently intends to maintain the size of the Board at eight directors, which is consistent with the objective stated in our Corporate Governance Guidelines. The Nominating and Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his or her written consent to nomination to the Chairman of the Nominating and Governance Committee, Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002, between October 30, 2010 and November 29, 2010.

Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy for the review and approval or ratification of related party transactions. Our policy generally defines related party transactions as current or proposed transactions in excess of $120,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest. In addition, the policy sets forth certain transactions that will not be considered related party transactions, including (i) executive officer compensation and benefit arrangements; (ii) director compensation arrangements; (iii) business travel and expenses, advances and reimbursements in the ordinary course of business; (iv) indemnification payments and advancement of expenses, and payments under directors’ and officers’ indemnification insurance policies; (v) any transaction between the Company and any entity in which a related party has a relationship solely as a director, a less than 5% equity holder, or an employee (other than an executive officer); and (vi) purchases of Company debt securities, provided that the related party has a passive ownership of no more than 2% of the principal amount of any outstanding series. The Nominating and Governance Committee is responsible for overseeing the policy.

All executive officers and directors are required to notify the General Counsel or the Corporate Secretary as soon as practicable of any proposed transaction that they or their family members are considering entering into that involves the Company. The General Counsel will determine whether potential transactions or relationships constitute related party transactions that must be referred to the Nominating and Governance Committee.

The Nominating and Governance Committee will review a detailed description of the transaction, including:

•	the terms of the transaction;

•	the business purpose of the transaction;

•	the benefits to the Company and to the relevant related party; and

•	whether the transaction would require a waiver of the Company’s Code of Conduct.

In determining whether to approve a related party transaction, the Nominating and Governance Committee will consider, among other things, whether:

•	the terms of the related party transaction are fair to the Company and such terms would be on the same basis if the transaction did not involve a director or executive officer;

•	there are business reasons for the Company to enter into the related party transaction;

•	the related party transaction would impair the independence of any non-employee director;

•	the related party transaction would present an improper conflict of interest for any director or executive officer of the Company; and

•	the related party transaction is material to the Company or the individual.

Any member of the Nominating and Governance Committee who has an interest in a transaction presented for consideration will abstain from voting on the related party transaction.

The Nominating and Governance Committee’s consideration of related party transactions and its determination of whether to approve such a transaction are reflected in the minutes of the Nominating and Governance Committee’s meetings.

The following transactions did not constitute related party transactions under our policy because the ownership of the debt securities was less than 2% of the outstanding principal amount of the series; however, we are disclosing them in accordance with SEC requirements:

In 2008, Mr. Steiner, Chief Executive Officer and a Director, purchased $300,000 principal amount of the Company’s 6.10% Senior Notes due March 2018 in an open-market transaction. Interest payments on the notes are made on March 15 and September 15 of each year, with the final interest payment made at maturity on March 15, 2018. In 2009, Mr. Steiner received interest payments in the amount of $18,300.

In 2009, Mr. Pope, Non-Executive Chairman of the Board, purchased an aggregate of $600,015 of our tax-exempt bonds in open market transactions. The three series of bonds purchased by Mr. Pope are remarketed semi-annually, at which time interest rates are set. Mr. Pope purchased the bonds in the remarketings that occurred in July 2009. Mr. Pope purchased $200,005 of each of the three series when the interest rates were set at 2.63%, 2.5% and 2.63%, respectively. However, Mr. Pope received no interest payments until January 2010, at which time he did not participate in the remarketings and, as a result, no longer owns these securities.

The Company is not aware of any other transactions that would require disclosure.

Special Committee

The Board of Directors appointed a Special Committee in November 2006 to make determinations regarding the Company’s obligation to provide indemnification when and as may be necessary. The Special Committee consists of Mr. Gross and Mr. Weidemeyer. The Special Committee held no meetings in 2009.

Board of Directors Governing Documents

Stockholders may obtain copies of our Corporate Governance Guidelines, the Charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002 or by accessing our website at http://www.wm.com.

Non-Employee Director Compensation

Our non-employee director compensation program consists of equity awards and cash consideration. Compensation for directors is recommended annually by the Nominating and Governance Committee with the assistance of an independent third-party consultant, and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable the Company to attract and retain highly skilled individuals with relevant experience. The compensation also is designed to reflect the time and talent required to serve on the board of a company of our size and complexity. The Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of the Company.

Equity Compensation

Non-employee directors receive an annual grant of shares of Common Stock. There are no restrictions on the shares; however, non-employee directors are subject to ownership guidelines that require a minimum ownership and that all net shares received in connection with a stock award, after selling shares to pay all applicable taxes, be held during their tenure as a director and for one year following termination of Board service. The grant of shares is made in two equal installments and the number of shares issued is based on the market value of our Common Stock on the dates of grants, which are January 15 and July 15 of each year. In 2009, the equity grant to non-employee directors was valued at $110,000 and each director received a grant valued at $55,000 on each of January 15, 2009 and July 15, 2009. In addition to the annual grant, Mr. Pope receives a grant of shares valued at $100,000 for his service as Non-Executive Chairman of the Board, which is also awarded in two equal installments on January 15 and July 15 of each year. The grant date fair value of the awards is equal to the number of shares issued times the market value of our Common Stock on that date; there are no assumptions used in the valuation of shares.

Shares granted to the non-employee directors in January 2009 were granted under the Company’s 2004 Stock Incentive Plan and shares granted to the non-employee directors in July 2009 were granted under the Company’s 2009 Stock Incentive Plan.

In November 2009, the Board terminated the 2003 Directors Deferred Compensation Plan, under which we previously granted deferred stock units to non-employee directors.

Cash Compensation

All non-employee directors receive an annual cash retainer for Board service and additional cash retainers for serving as a committee chair and for service on certain committees. Directors do not receive meeting fees in addition to the retainers. The cash retainers are payable in two equal installments in January and July of each year. The payments of the retainers for each six-month period are not pro-rated, nor are they subject to refund. The table below sets forth the cash retainers for 2009:

Annual Retainer	$90,000
Annual Chair Retainers	$100,000 for Non-Executive Chairman
$25,000 for Audit Committee Chair
$20,000 for Compensation Committee Chair
$15,000 for Nominating and Governance Committee Chair
Other Annual Retainers	$5,000 for Audit Committee service (other than Chair)
$4,000 for Compensation Committee service (other than Chair)
$10,000 for Special Committee service

The table below shows the aggregate cash paid, and stock awards issued, to the non-employee directors in 2009 in accordance with the descriptions set forth above:

	Fees Earned	Stock	Option
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)	($)(1)	($)

John C. Pope, Chairman of the Board	199,000	210,000	0	409,000
Pastora San Juan Cafferty	110,000	110,000	0	220,000
Frank M. Clark, Jr.	99,000	110,000	0	209,000
Patrick W. Gross	95,000	110,000	0	205,000
W. Robert Reum	115,000	110,000	0	225,000
Steven G. Rothmeier	119,000	110,000	0	229,000
Thomas H. Weidemeyer	94,000	110,000	0	204,000

(1)	The table below shows the number of stock options held by each of our non-employee directors as of December 31, 2009. The options are all fully vested based on their initial terms and all expire ten years from date of grant. We have not granted any stock options to our non-employee directors since 2002.

		No. of Options	Exercise
	Grant Date	Outstanding	Price ($)

John C. Pope	01/02/2002	10,000	30.240
	01/02/2001	10,000	26.375
Pastora San Juan Cafferty	01/02/2002	10,000	30.240
	01/02/2001	10,000	26.375
Steven G. Rothmeier	01/02/2002	10,000	30.240
	01/02/2001	10,000	26.375

On December 31, 2009, Mr. Pope received a cash payment of $50,295, representing the payment of compensation earned in 2000 that Mr. Pope had deferred. The amount represents 1,488 phantom stock units that had been accrued under the Company’s 1999 Directors’ Deferred Compensation Plan and was paid in accordance with a deferral election that Mr. Pope had made in 1999. There are no phantom stock units outstanding under the 1999 Directors’ Deferred Compensation Plan.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The first proposal on the agenda is the election of eight directors to serve until the 2011 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. The Board has nominated the eight director candidates named below, and recommends that you vote FOR their election. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors that constitute the Board or may choose a substitute. Our Bylaws provide that if any director nominee does not receive more than 50% of the votes cast for his election, he will tender his resignation to the Board of Directors. The Nominating and Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.

The table below shows all of our director nominees; their ages, terms of office on our Board; experience within the past five years; and their qualifications we considered when inviting them to join our Board as well as nominating them for re-election. We believe that, as a general matter, our directors’ past five years of experience gives an indication of the wealth of knowledge and experience these individuals have and that we considered; however, we have also indicated the specific skills and areas of expertise we believe makes each of these individuals a valuable member of our Board.

Director Nominees

Director	Qualifications

Pastora San Juan Cafferty, 69 Director since 1994
Professor Emerita — University of Chicago since June 2005; Professor — University of Chicago from 1985 to 2005; and faculty member from 1971 to 2005.

Director of Integrys Energy Group, Inc., or one of its predecessors, since 1988.

Director of Harris Financial Corporation, a private corporation, since 1997.

Director of Kimberly Clark Corporation from 1976 to 2007.
Ms. Cafferty has significant expertise in areas of public policy, strategic planning, and government and community relations through her 34-year professorship with the University of Chicago. Additionally, she has served as a director on multiple public company boards and brings over 30 years of board experience to the Company.

Frank M. Clark, Jr., 64 Director since 2002
Chairman and Chief Executive Officer — ComEd (energy services company and subsidiary of Exelon Corporation) since November 2005; President — ComEd from 2001 to November 2005.

Executive Vice President and Chief of Staff — Exelon Corporation (public utility holding company) from 2004 to 2005; Senior Vice President — Exelon Corporation from 2002 to 2004.

Director of Harris Financial Corporation, a private corporation, since 2005.

Director of Aetna, Inc. since 2006.

Director of Shore Bank, a private corporation, from 2004 to 2005.
Mr. Clark has served in executive positions at a large public utility company for several years, providing him with extensive experience and knowledge of large company management, operations and business critical functions. He also brings eight years of experience as a member of a public company board of directors.

Director	Qualifications

Patrick W. Gross, 65 Director since 2006

Chairman of The Lovell Group (private investment
and advisory firm) since October 2001.

Director of Capital One Financial Corporation since 1995.

Director of Liquidity Services, Inc. since 2001.

Director of Career Education Corporation since 2005.

Director of Taleo Corporation since 2006.

Director of Rosetta Stone, Inc. since 2009.

Director of Computer Network Technology Corporation from 1997 to 2006.

Director of Mobius Management Systems, Inc. from 2002 to 2007.
Mr. Gross was a founder of American Management Systems, Inc., a global business and information technology firm, where he was principal executive officer for over 30 years. As a result, he has extensive experience in applying information technology and advanced data analytics in global companies. He also brings over 30 years of experience as a director on public company boards of directors.

John C. Pope, 60 Non-Executive Chairman of the Board since 2004; Director since 1997
Chairman of the Board — PFI Group (private investment firm) since July 1994.

Director of R.R. Donnelley & Sons Company, or
predecessor companies, since 1996.

Director of Dollar Thrifty Automotive Group, Inc. since 1997.

Director of Kraft Foods, Inc. since 2001.

Director of Con-way, Inc. since 2003.

Director of Federal Mogul Corporation from 1987 to 2007.

Director of Per-Se Technologies, Inc., or predecessor
companies, from 1998 to 2005.
Mr. Pope served in executive operational and financial positions at large airline companies for almost 20 years, providing him with extensive experience and knowledge of management of large public companies. His background, education and board service also provide him with expertise in finance and accounting. Additionally, Mr. Pope has over 30 years experience as a director on public company boards.

W. Robert Reum, 67 Director since 2003
Chairman, President and CEO — Amsted Industries Incorporated (diversified manufacturer for the railroad, vehicular and construction industries) since March 2001.	Mr. Reum has served as the chief executive of a private diversified manufacturing company for several years. He also served as Chairman, President and Chief Executive Officer of The Interlake Corporation, a public diversified metal products company, from 1991 to 1999. As a result, he has extensive management experience within a wide range of business functions. Mr. Reum also brings over 15 years of experience as a director on public company boards.

Director	Qualifications

Steven G. Rothmeier, 63 Director since 1997
Chairman and CEO — Great Northern Capital (private investment management, consulting and merchant banking firm) since March 1993.

Director of Precision Castparts Inc. since 1994.

Director of ArvinMeritor, Inc. since 2004.

Director of GenCorp, Inc. from 2000 to 2006.
Mr. Rothmeier served in executive operational and financial positions at a large airline company for several years. He also has years of experience as an executive of asset management, venture capital and merchant banking firms. His experience and background provide him with a broad range of expertise in public company issues. Mr. Rothmeier brings 28 years of experience as a director of a wide range of public companies.

David P. Steiner, 49 Chief Executive Officer and Director since 2004
Executive Vice President and Chief Financial Officer from April 2003 to March 2004. Director of Tyco Electronics Corporation since 2007. Director of FedEx Corporation since 2009.	Mr. Steiner is our Chief Executive Officer and, in that capacity, brings extensive knowledge of the details of our Company and its employees, as well as the day-to-day experiences of running our Company to his service as a member of our Board.

Thomas H. Weidemeyer, 62 Director since 2005
Chief Operating Officer — United Parcel Service, Inc.
(package delivery and supply chain services company) from 2001 to 2003; Senior Vice President — United Parcel Service, Inc. from 1994 to 2003.

President, UPS Airlines (UPS owned airline) from 1994 to 2003.

Director of NRG Energy, Inc. since 2003.

Director of The Goodyear Tire & Rubber Company since 2004.

Director of Amsted Industries Incorporated since 2007.
Mr. Weidemeyer served in executive positions at a large public company for several years. His roles encompassed significant operational management, providing him knowledge and experience in an array of functional areas critical to large public companies. Mr. Weidemeyer also has over 10 years of experience as a director on public company boards of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE EIGHT NOMINEE DIRECTORS.

DIRECTOR NOMINEE AND OFFICER STOCK OWNERSHIP

Our Board of Directors has adopted stock ownership guidelines for our non-employee directors that require each director to hold Common Stock or share-based instruments valued at five times his annual cash retainer, based on a $30.00 stock price. Non-employee directors other than Mr. Pope currently are required to hold 15,000 shares and Mr. Pope currently is required to hold approximately 31,600 shares. Directors have five years from the later of the date they join the Board or the effective date of an increase in the holding requirements to attain the required level of ownership. Ms. Cafferty, Mr. Pope, Mr. Clark and Mr. Rothmeier have all reached their required levels of ownership. The remaining non-employee directors have until July 2013 to reach their required level of ownership.

Our executive officers, including Mr. Steiner, are also subject to stock ownership guidelines, as described in the Compensation Discussion and Analysis on page 29 of this Proxy Statement.

The Stock Ownership Table below shows how much Common Stock each director nominee and executive officer named in the Summary Compensation Table on page 32 owned as of March 15, 2010, our record date for the Annual Meeting. The table also includes information about restricted stock units, stock options and phantom stock granted under various compensation and benefit plans. We did not include information about performance share units granted to executive officers under our incentive compensation plans. Performance share units are settled in shares of our Common Stock based on the Company’s achievement of certain financial performance objectives during a three-year performance period. The actual number of shares the executives may receive at the end of the performance period will vary depending on the level of achievement of the Company’s financial objectives, and can vary from zero to two times the number of performance share units granted. Since the number of shares, if any, that will ultimately be issued pursuant to the performance share units is not known, we have excluded them from the table.

These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

Stock Ownership Table

			Shares of Common
	Shares of Common		Stock Covered by	Phantom
Name	Stock Owned		Exercisable Options	Stock(1)

Pastora San Juan Cafferty	22,495		20,000	0
Frank M. Clark, Jr.	15,709		0	0
Patrick W. Gross	9,542		0	0
John C. Pope(2)	34,382		20,000	0
W. Robert Reum	14,338		0	0
Steven G. Rothmeier	15,266		20,000	0
Thomas H. Weidemeyer	11,253		0	0
David P. Steiner	358,139		766,593	23,834
Lawrence O’Donnell, III	282,593		494,466	0
Robert G. Simpson	102,201		221,768	0
James E. Trevathan	84,795		355,000	0
Duane C. Woods(3)	65,018		123,000	3,944
All directors and executive officers as a group (23 persons)	1,327,229	(4)	2,588,666	43,027

(1)	Executive officers may choose a Waste Management stock fund as an investment option under the Company’s 409A Deferral Savings Plan described in the Nonqualified Deferred Compensation table on page 35. Interests in the fund are considered phantom stock because they are equal in value to shares of our Common Stock. Phantom stock receives dividend equivalents, in the form of additional phantom stock, at the same time that holders of shares of Common Stock receive dividends. The value of the phantom stock is paid out, in cash, at a future date elected by the executive. Phantom stock is not considered an equity ownership for SEC disclosure purposes; we have included it in this table because it represents an investment risk in the performance of our Common Stock.

(2)	The number of shares owned by Mr. Pope includes 435 shares held in trusts for the benefit of his children.

(3)	The number of shares owned by Mr. Woods includes 125 shares held by his children and 185 shares held by his wife’s IRA.

(4)	Included in the “All directors and executive officers as a group” are 19,303 restricted stock units held by our executive officers not named in the table. Restricted stock units were granted to the executive officers under our 2004 and 2009 Stock Incentive Plans. The restricted stock units will be paid out in shares of our Common Stock upon vesting, subject to forfeiture in certain circumstances.

PERSONS OWNING MORE THAN 5% OF WASTE MANAGEMENT COMMON STOCK

The table below shows information for stockholders known to us to beneficially own more than 5% of our Common Stock based on their filings with the SEC through March 15, 2010.

	Shares Beneficially
	Owned
Name and Address	Number	Percent

Capital World Investors	66,310,900	13.5
333 South Hope Street Los Angeles, CA 90071
Maori European Holding, S.L. (formerly known as Riofisa Holdings, S.L.)	32,653,680	6.7
Arbea Campus Empresarial Edificio 5 Carretera de Fuencarral a Alcobendas M 603 Km 3’800 Alcobendas (Madrid) Spain

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require our executive officers and directors to file reports of their holdings and transactions in our Common Stock with the SEC and the New York Stock Exchange.

Based on a review of the forms and written representations from our executive officers and directors, we believe that all applicable requirements were complied with in 2009, with the exception of the following:

•	Due to administrative errors by the Company, each of Mr. Gross, a member of our Board of Directors, and Mr. Weidman, President of Wheelabrator Technologies Inc., was late in filing a Form 4 to report the grant by the Company of his annual equity award.

•	In early 2009, Mr. O’Donnell, President and Chief Operating Officer, learned that a member of his family had purchased shares of our Common Stock on behalf of a custodial account whose beneficiaries included Mr. O’Donnell and several of his extended family members. The purchase, which was made without Mr. O’Donnell’s consent or approval, occurred in December 2006. Mr. O’Donnell’s interest in the account was approximately 5%, which equated to an ownership interest in approximately 108 shares of our Common Stock. Since Mr. O’Donnell did not become aware of the details of the 2006 purchase until 2009, he was unable to timely report the transaction on Form 4. Promptly upon being informed of the details of the transaction, Mr. O’Donnell reported the purchase on Form 4.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, other than Mr. Steiner, whose personal information is included in the Director Nominees section of this Proxy Statement on page 16, their ages and business experience for the past five years.

Name	Age	Positions Held and Business Experience for Past Five Years

David A. Aardsma	53	• Senior Vice President, Sales and Marketing since January 2005.
Puneet Bhasin	47	• Senior Vice President and Chief Information Officer since December 2009.
		• Senior Vice President — Global Product & Technology, Monster Worldwide (provider of global online employment solutions) from April 2005 to November 2009.
Barry H. Caldwell	49	• Senior Vice President — Government Affairs and Corporate Communications since September 2002.
Patrick J. DeRueda	48	• President, WM Recycle America, L.L.C., a wholly-owned subsidiary of the Company, since March 2005.
Brett W. Frazier	55	• Senior Vice President — Eastern Group since June 2007.
		• Vice President — Collections Operation Support from February 2006 to June 2007.
		• Vice President — Operations Improvement from November 2005 to February 2006.
		• Market Area General Manager — Houston Metro Area from December 2002 to November 2005.
Jeff M. Harris	55	• Senior Vice President — Midwest Group since April 2006.
		• Area Vice President — Michigan Market Area from April 2000 to April 2006.
Lawrence O’Donnell, III	52	• President and Chief Operating Officer since March 2004.
Cherie C. Rice	47	• Vice President — Finance since May 2004, and Treasurer since January 2004.
Greg A. Robertson	56	• Vice President and Chief Accounting Officer since March 2004.
Michael J. Romans	59	• Senior Vice President, People since January 2007.
		• Senior Vice President — Human Resources, The St. Joe Company (real estate operating company) from May 2006 to January 2007.
		• Senior Vice President — Human Resources, Hughes Supply, Inc. (wholesale distributor of construction, repair and maintenance-related products) from December 2004 to March 2006.
Robert G. Simpson	57	• Senior Vice President and Chief Financial Officer since March 2004.
James E. Trevathan	57	• Senior Vice President — Southern Group since July 2007.
		• Senior Vice President — Eastern Group from July 2004 to June 2007.
Mark A. Weidman	53	• President of Wheelabrator Technologies Inc., a wholly-owned subsidiary of the Company, since March 2006.
		• Vice President — Operations of Wheelabrator from June 2001 to March 2006.
Rick L Wittenbraker	62	• Senior Vice President, General Counsel and Chief Compliance Officer since November 2003.
Duane C. Woods	58	• Senior Vice President — Western Group since July 2004.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or CD&A, discusses how our Management Development and Compensation Committee, referred to throughout this discussion as the Compensation Committee, made its compensation decisions for the Company’s executive officers that are named in the Summary Compensation Table on page 32 of this Proxy Statement. These officers include David P. Steiner, Lawrence O’Donnell, III, Robert G. Simpson, James E. Trevathan and Duane C. Woods. We refer to them collectively as the “named executive officers,” or “named executives,” throughout this Proxy Statement.

Our Compensation Philosophy for Named Executive Officers

The Company’s compensation philosophy is designed to:

•	Attract and retain exceptional employees;

•	Encourage and reward performance; and

•	Align our decision makers’ long-term interests with those of our stockholders.

With respect to our named executive officers, the Compensation Committee believes that total direct compensation should be targeted at the competitive median according to the following:

•	Base salaries should be paid within the median, but attention must be given to individual circumstances, including strategic importance of the named executive’s role, his experience, his individual performance and whether he was promoted internally or hired to the role from outside of the Company; and

•	Short- and long-term incentive opportunities should be targeted at the competitive median, with actual payments varying primarily based on the Company’s performance.

Highlights of 2009 Named Executive Officer Compensation

•	Named executive officers were subject to the Company’s salary freeze, so their base salaries remained the same as in 2008;

•	Financial metrics used for annual cash bonus targets included (i) income from operations as a percentage of revenues and (ii) income from operations, net of depreciation and amortization, or EBITDA;

•	Actual bonus payments made in March 2010 for fiscal 2009 were 83.8% of target based on Company-wide performance;

•	Long-term incentive awards granted to named executives consisted of performance share units with a three-year performance period ending December 31, 2011, which may be earned based on the achievement of a pre-determined return on invested capital, or ROIC, goal;

•	Named executive officers earned 84.1% of the performance share units that were granted in 2007 with the three-year performance period ended December 31, 2009.

Overview

Base Salary.  We pay base salaries to our named executives to provide them with sufficient, regularly paid income for performing day-to-day responsibilities. The amounts of the base salaries we pay are meant to help us in attracting and retaining the best employees.

Annual Cash Bonus.  Our named executives’ bonuses are targeted at a percentage of base salary. Beginning in 2007, our named executives’ bonuses have been earned based solely on the achievement of Company financial measures, and can range from zero to 200% of target. We tie our named executives’ bonuses to the achievement of Company financial measures because these individuals have the highest level of decision making authority and, therefore, the most ability to influence the Company’s results of operations. As a result, we believe it is appropriate to put their entire bonus at risk based on whether the financial goals of the Company are achieved. Additionally, we believe this level of objective determination and transparency for these individuals’ compensation is appropriate and important to stockholders. In cases of individual performance that varies significantly from expectations, the Compensation Committee has the discretion to increase or decrease the calculated incentive payment by up to 25%, resulting in a modified payout for the named executive. This modifier has never been used for a named executive officer.

The financial measures chosen for our named executive officers’ bonus calculations are those that we believe drive behaviors that increase value to our stockholders and are appropriately measured on an annual basis. Using income from operations as a percentage of revenues is meant to motivate employees to control and lower costs, operate efficiently and drive our pricing programs, thereby increasing our income from operations margin. EBITDA is an indication of our ability to generate cash flows before interest and taxes. We believe the ability to grow our cash flow is an important metric to our stockholders, and drives stockholder value. The specific targets for the income from operations as a percentage of revenues and income from operations, net of depreciation and amortization, of the Company necessary to earn a bonus in 2009 are discussed below.

Long Term Equity Incentives.  We grant performance share units with a performance period of three years to motivate our named executive officers to act in a manner that can increase the value of the Company over time. The number of performance share units granted to our named executive officers corresponds to an equal number of shares of Common Stock. At the end of the three-year performance period for each grant, the Company will deliver a number of shares ranging from 0% to 200% of the initial number of units granted, depending on the Company’s three-year performance against a pre-established ROIC target and subject to the general payout and forfeiture provisions. ROIC in our plan is defined generally as net operating profit after taxes divided by capital. Recipients can defer receipt of the shares issuable under their performance share unit awards until a specified date or dates they choose. Deferred amounts are not invested, nor do they earn interest, and are paid out in shares of Common Stock at the end of the deferral period. Since 2007, performance share units earn dividend equivalents, which are paid out based on the number of shares actually awarded, if any, at the end of the performance period.

We believe that the profitable allocation of capital is critical to the long term success of the Company. Using ROIC as a measure for incentive compensation purposes ensures that decisions are made with the best long-term interests of the Company in mind. ROIC is an indicator of our ability to generate returns for our stockholders. We believe that earnings growth is important and an appropriate measure for our annual bonuses. However, creating value over time is also important, and we therefore chose the three-year performance period for our long-term incentive compensation. We believe that using a three-year average of ROIC incentivizes our named executive officers to ensure the strategic direction of the Company is being followed and forces them to balance the short-term incentives awarded for growth with the long-term incentives awarded for value generated. The actual targets for ROIC under awards granted in 2009 are discussed below.

How Named Executive Officer Compensation Decisions are Made

The Compensation Committee meets several times each year to perform its responsibilities as delegated by the Board of Directors and as set forth in the Compensation Committee’s charter. These responsibilities include evaluating and approving the Company’s compensation philosophy, policies, plans and programs for our named executive officers.

In the performance of its duties, the Compensation Committee regularly reviews the total compensation, including the base salary, target bonus award opportunities, long-term incentive award opportunities and other benefits, including potential severance payments for each of our named executive officers. At a regularly scheduled meeting each year, the Compensation Committee reviews our named executives’ total compensation and compares that compensation to the competitive market, as discussed below. In the first quarter of each year, the Compensation Committee meets to determine salary increases, if any, for the named executive officers; verifies the results of the Company’s performance for annual incentive calculations; reviews the individual annual incentive targets for the current year as a percent of salary for each of the named executive officers; and makes decisions on granting long-term equity awards.

The Compensation Committee uses several resources in its analysis of the appropriate compensation for the named executive officers. Since 2006, the Compensation Committee has used tally sheets to review the compensation of our named executive officers, which show the cumulative impact of all elements of compensation. These tally sheets include detailed information and dollar amounts for each component of compensation, the value of all equity held by each named executive, and the value of welfare and retirement benefits and severance payments. The use of tally sheets allows the Compensation Committee to view executives’ compensation in a detailed, cumulative manner and provides a means for comparing internal equity for all compensation components.

The Compensation Committee hires an independent consultant to provide advice to the Compensation Committee relating to market and general compensation trends. The Compensation Committee also uses the services of its independent consultant for data gathering and analyses, which the Compensation Committee uses for its discussions of and decisions on the named executive officers’ compensation. The Compensation Committee has retained Frederic W. Cook & Co., Inc. as its independent consultant since 2002. The Company makes regular payments to Frederic W. Cook for its services around executive compensation, including meeting preparation and attendance, advice, best practice information, as well as competitive data.

In addition to services related to executive compensation, the consultant has provided the Board of Director’s Nominating and Governance Committee information and advice related to director compensation. Frederic W. Cook has no other business relationships with the Company and receives no other payments from the Company. In February 2008, the Compensation Committee adopted a written policy to ensure the independence of any compensation consultants utilized by the Compensation Committee for executive compensation matters. Pursuant to the policy, no compensation consultant engaged by the Compensation Committee to assist in determining or recommending the compensation of executive officers may be engaged by management of the Company to provide any other services unless first approved by the Compensation Committee. Since the adoption of the policy, no engagements have been proposed to the Compensation Committee for approval.

Mr. Steiner and Mr. O’Donnell also play a part in determining compensation, as they assess the performance of the named executive officers reporting to them and report these assessments with recommendations to the Compensation Committee. Personnel within the Company’s People Department assist the Compensation Committee by working with the Compensation Committee’s independent consultant to provide information requested by the Compensation Committee and assisting the Compensation Committee in designing and administering the Company’s incentive programs.

One of the data sources used by the Compensation Committee is compensation information of a comparison group of companies. The purpose of the comparisons of our named executives’ compensation with executives at other companies is to gauge the competitive market. This market is relevant for attracting and retaining key talent and also for ensuring that the Company’s compensation practices are aligned with general practices. Each of our named executive officers has been promoted to his current position from within the Company, which the Compensation Committee believes is an important and beneficial practice.

In 2008, the independent consultant provided the Compensation Committee with a competitive analysis of total direct compensation levels and compensation mixes for our executive officers, using information from:

•	market data of 61 general industry companies with revenues ranging from $8.5 to $20.1 billion (excluding private companies, subsidiaries and financial companies) prepared by Hewitt Associates; and

•	a comparison group of 20 companies, described below.

The comparison group of companies is recommended by the independent consultant prior to the actual data gathering process, with input from management, and the composition of the group is evaluated and approved by the Compensation Committee each year. The selection process for the comparison group begins with all companies in the Standard & Poor’s North American database that are publicly traded U.S. companies in 12 different Global Industry Classifications. These industry classifications are meant to provide a collection of companies in industries that share similar characteristics with Waste Management. The companies are then limited to those with at least $5 billion in annual revenue to ensure appropriate comparisons, and further narrowed by choosing those with asset intensive operations and those focusing on transportation and logistics. Companies with these characteristics are chosen because the Compensation Committee believes that it is appropriate to compare our executives’ compensation with executives that have similar responsibilities and challenges at other companies. The comparison group used for consideration of 2009 compensation included the companies listed below:

Allied Waste Industries*	Norfolk Southern
American Electric Power	Pitney Bowes
Burlington Northern Santa Fe	Republic Services*
CH Robinson	Ryder
CSX	Schlumberger
Entergy	Southern Company
FedEx	Sysco
FPL Group	Union Pacific
Grainger	United Parcel Service
Halliburton	YRC Worldwide

*	Republic Services acquired Allied Waste Industries in December of 2008. Prior to the acquisition, Republic did not meet the minimum annual revenue requirement for inclusion in the comparison group, but an exception was made because of Republic’s status as one of the Company’s biggest competitors.

The market and the comparison group data are blended when composing the competitive analysis, when possible, such that each data source is weighted 50%. The competitive analysis shows that the Company’s named executives generally are compensated within a median range of the compensation of the executives used in the competitive analysis. For competitive comparisons, the Compensation Committee has determined that total direct compensation packages for our named executive officers within a range of plus or minus twenty percent of the median total compensation of the competitive analysis is appropriate. In making these determinations, total direct compensation consists of base salary, target annual bonus, and the annualized grant date fair value of long-term equity incentive awards. When the competitive analysis was reviewed in 2008, it showed that none of our named executive officers’ total direct compensation was above the median for their peers in the competitive analysis.

The Compensation Committee seeks to comply with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code when appropriate. Section 162(m) generally limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer or any of the other named executive officers unless the excess amount is performance-based. Throughout the following discussion we have noted the programs that are designed to meet the Section 162(m) requirements.

The Compensation Committee also seeks to structure compensation that will provide sufficient incentives for named executive officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. The Compensation Committee believes that the following measures help achieve this goal:

•	Named executives are provided with competitive base salaries that are not subject to performance risk, which helps to mitigate risk-taking behaviors and provides an incentive for executives to retain their employment with the Company;

•	The Compensation Committee relies on detailed processes to establish the Company financial performance measures under our incentive plans:

•	Measures are recalibrated annually to maintain directional alignment with pay and performance;

•	Measures, while challenging, are designed to be achievable to mitigate the potential for excessive risk-taking behaviors;

•	Both short- and long-term incentives include threshold, target and maximum payouts dependent on the achievement within ranges of performance, which are less likely to encourage inappropriate risk-taking behaviors than a single measurement that provides an “all-or-nothing” basis for compensation;

•	Maximum payouts are capped at 200% of the target awards, reducing the likelihood of inappropriate or overly-aggressive actions for exorbitant payouts;

•	Long-term equity incentive awards are granted annually to allow executives to accumulate these awards and become further vested in the longer-term sustainability of our business; and

•	Long-term equity incentive awards’ three-year performance period allows overlap of performance periods to reduce the incentive to maximize performance in any one year.

•	The Compensation Committee has a clawback policy designed to recoup any amounts paid to named executives when those amounts were based on wrong-doing by the named executive.

Elements of Named Executives’ 2009 Total Compensation

Base Salary — Each of our named executive officers is party to an employment agreement, approved by our Compensation Committee that provides for a base salary that, once increased, may not be reduced. The Compensation Committee’s annual decisions regarding base salaries generally relate to merit increases, if any, as each of our named executive officers has been in his current role for several years. In determining annual merit increases, the Company looks at competitive market data for cost of labor increases. In early 2009, the Compensation Committee determined that because of economic conditions, no named executive officers would receive an annual merit increase; however, the salary freeze was lifted for all Company employees in 2010. The table below shows the base salary of each of our named executive officers in 2009:

Named Executive Officer	Base Salary

Mr. Steiner	$1,075,000
Mr. O’Donnell	$775,288
Mr. Simpson	$520,985
Mr. Trevathan	$566,298
Mr. Woods	$565,710

Annual Cash Bonus — The percentages of base salary targets for the annual bonuses of the named executive officers were set when the individuals were promoted to their current roles. These target percentages are reviewed annually to ensure they are still appropriate given the competitive market and the individuals’ responsibilities. Additionally, each year the Compensation Committee determines the financial measures that will be used for the named executives’ bonus determinations and sets the threshold, target and maximum measures necessary for bonus payments. The Compensation Committee makes these determinations based on what it believes are most likely to both drive and reward performance that is beneficial to the Company and stockholders generally.

The annual bonus plan is designed to comply with the performance-based compensation exemption under Section 162(m) of the Code by allowing the Compensation Committee to set performance criteria for payments, which may not exceed the predetermined amount of 0.5% of the Company’s pre-tax income per participant.

The table below sets forth the performance measures set by the Compensation Committee for the named executive officers’ bonuses earned in 2009:

	Threshold	Target	Maximum
	Performance	Performance	Performance
	(30% Payment)	(100% Payment)	(200% Payment)

Income from Operations Margin	14.6%	16.2%	22.2%
Income from Operations excluding Depreciation and Amortization	$2,947 million	$3,275 million	$4,487 million

The performance measures used under our bonus plan in 2009 shown in the table above were calculated based on the Company’s consolidated results of operations. This is a change from prior years, when field based employees’ target measures were based on their specific Area or Group results of operations and only corporate employees’ target measures were based on consolidated results. In prior years, Mr. Trevathan and Mr. Woods’ performance measures were based on the results of operations of the Southern Group and the Western Group, respectively. The Compensation Committee’s decision to use the Company’s consolidated results of operations in 2009 for all employees was a direct result of the organizational changes that took place due to the restructuring we announced in the first quarter of 2009. We believe that using the Company’s consolidated results of operations resulted in all employees working toward the same end goals, and allowed us to reward employees, including named executive officers, in a manner that did not penalize them for the effects of the restructuring on specific field-based operations. Further, using consolidated results avoided incentivizing field-based employees to take actions that may have been overly aggressive in order to meet field-based financial goals given the negative short-term effects the restructuring may have had on those operations.

The Compensation Committee believes that the 2009 financial performance measures were goals that appropriately drove behaviors to create performance and results, in particular focusing on generating profitable revenue, cost cutting and cost control, and making the best use of our assets. When setting performance measure goals each year, the Compensation Committee looks to the Company’s historical results of operations and analyses and forecasts for the coming year. Specifically, the Compensation Committee considers expected revenue based on analyses of pricing and volume trends, as affected by operational and general economic factors; expected wage, maintenance, fuel and other operational costs; and expected selling and administrative costs. Based on this information and in light of general economic conditions and indicators in early 2009, the Compensation Committee determined that the target performance under the annual bonus plan should be relatively flat as compared to the prior year’s results. The Committee discussed the effects the recessionary environment was having on the Company’s results of operations and the challenges that the Company was facing in 2009. Given these factors, the Compensation Committee made the determination that if the named executive officers were able to maintain operating results consistent with the prior year, notwithstanding the difficult economic environment, those results should merit an award.

Mindful of the negative effect the recessionary environment of the last 18 months had on the Company’s volumes, which decreased our revenues, the Compensation Committee took additional action in early 2009. One of the Company’s most important programs has been its pricing excellence, wherein we focus on ensuring we receive appropriate pricing for all of our services. We announced that we are committed to our pricing program and we do not intend to take volumes at prices that do not cover our costs and that do not provide strong operating margins. As a result, in January of 2009, the Compensation Committee added a feature to our bonus plan to ensure that employees were maintaining discipline in executing our pricing programs. In order for named executives to be eligible to receive bonuses for 2009, minimum pricing improvement targets were required of our field operations and a minimum improvement target was required for consolidated Corporate results. If the Corporate measure was met, all named executive officers would be bonus eligible. If the Corporate measure was not met, field-based named executive officers, which include Mr. Trevathan and Mr. Woods, would still be eligible for a bonus payment to the extent his respective Group measure was met. The targets, shown in the table below, were a weighted average rate per unit increase, based on commercial, residential and industrial collection operations; transfer stations; and municipal solid waste and construction and demolition volumes at our landfills.

Pricing Improvement
Named Executive Officer	Target Required*

Corporate:
Mr. Steiner	2.5%
Mr. O’Donnell	2.5%
Mr. Simpson	2.5%
Mr. Trevathan — Southern Group	3.0%
Mr. Woods — Western Group	2.6%

*	The pricing measures used for these calculations are not the same as “yield” as we present in any of our disclosures, such as the Management’s Discussion and Analysis section of our Forms 10-K and 10-Q or our earnings press releases, and the targeted increases shown in the table should not be construed as a targeted increase in “yield” as discussed in those disclosures.

The Company exceeded the Corporate pricing improvement target and as a result, each of the named executives was eligible to receive his 2009 annual bonus payment.

In determining whether Company financial performance measures have been met, the Compensation Committee has discretion to make adjustments to the calculations for unusual, non-recurring or otherwise non-operational matters that it believes do not accurately reflect true results of operations expected from management for bonus purposes. In 2009, actual results were adjusted to exclude the effects of (i) charges related to our restructuring announced in the first quarter of 2009; (ii) an increase in net income caused by the accounting effect of an increase in long-term interest rates, which are used to calculate the present value of our remediation liabilities at our landfills; and (iii) charges related to our withdrawal from union sponsored multi-employer pension plans. The Compensation Committee deemed these adjustments appropriate for several reasons. The Company’s restructuring and withdrawal from the pension plans were actions that the Compensation Committee believes are in the best long-term interest of the Company, as we have been able to operate more efficiently, achieve cost-savings and avoid potentially significant pension liabilities in the future. The restructuring reduced our cost structure and provided better visibility and alignment to our area operations. We reduced the number of market areas from 45 to 25, and streamlined various roles and processes. We believe this improved management visibility and efficiency will provide additional short- and long-term benefits. As a result, the Compensation Committee determined that our named executives should not be penalized by the effects of these actions. Further, because the increase in net income caused by the increase in long-term interest rates was the result of accounting principles as opposed to actual operating results, the Compensation Committee determined its effects should also not be considered when calculating the achievement of targets. The Compensation Committee’s policy generally is for financial results to speak for themselves and determine incentive compensation for our named executives on objective bases. However, not adjusting for certain items, like those discussed herein, could have the effect of incentivizing these individuals to not take actions that are necessary for the longer-term good of the Company in order to meet short-term goals.

As adjusted for the items noted above, the Company’s income from operations as a percentage of revenue was 16.4% and income from operations, net of depreciation and amortization, was $3,104 million for 2009, which resulted in the following payouts, as a percentage of base salaries, for our named executive officers:

	Target Percentage of	Percentage of Base Salary
Named Executive Officer	Base Salary	Earned in 2009

Mr. Steiner	115	96.4
Mr. O’Donnell	100	83.8
Mr. Simpson	85	71.2
Mr. Trevathan	85	71.2
Mr. Woods	85	71.2

The Company’s restructuring was completed in 2009 and we believe the operational and organizational changes that were necessary have been fully integrated into the Company. As a result, the Compensation Committee believes using field-based results of operations for target measures of field-based employees in 2010 is appropriate. Additionally, in setting target measures and determining whether targets have been achieved, the results of Wheelabrator or recycling operations located in a geographic Group will be included in that Group’s financial results for incentive compensation purposes. We believe using field-based measures is appropriate because it ties our field-based named executive officers’ compensation directly to the success or failure of operations over which they have direct control. Including our Wheelabrator and recycling operations in our geographic Groups for incentive compensation of our named executive officers furthers our strategy of fully integrating our operations for full-service waste management solutions and maximizes results across all lines of our business. This is one of the ways in which our Compensation Committee adjusts our practices periodically to ensure that our programs will have their desired effects.

Long-Term Equity Incentives — Long-term equity incentives are a key component of our named executive officers’ compensation packages. Our equity awards are designed to hold individuals accountable for long-term decisions by only rewarding the success of those decisions. The Compensation Committee continuously evaluates the components of its programs. In determining which forms of equity compensation are appropriate, the Compensation Committee considers whether the awards granted are achieving their purpose; the competitive market; and accounting, tax or other regulatory issues, among others. In determining the appropriate awards for the named executives’ 2009 long-term incentive grant, the Compensation Committee discussed granting stock options as a means to maximize the link between the value for the individual and the value created for our stockholders. Based on several factors, including the then current economic environment that could have given rise to questions regarding the timing of the stock option grants, the Compensation Committee decided to continue granting only performance share units to the named executive officers for 2009. However, in its discussions relating to 2010 equity compensation, the Compensation Committee decided to grant both performance share units and stock options to its named executive officers. The Compensation Committee determined that equally dividing the awards between performance share units that use ROIC to focus on improved asset utilization and stock options that focus on increasing the market value of our stock would appropriately incentivize our named executives.

Performance Share Units — Performance share units are granted to our named executive officers annually to build stock ownership and align compensation with the achievement of our long-term financial goals. Performance share units provide an immediate retention value to the Company since there is unvested potential value at the date of grant. Each annual grant of performance share units has a three-year performance period, and would be forfeited if the executive were to voluntarily terminate his employment.

The Compensation Committee determined the number of units that were granted to each of the named executives in 2009 by establishing a targeted dollar amount value for the award. The values chosen were based primarily on the comparison information for the competitive market, including an analysis of the named executives’ responsibility for meeting the Company’s strategic objectives. The values also reflect the Compensation Committee’s desired total mix of compensation for each named executive, which includes approximately 50% of total compensation relating to long-term equity although the percentage for Mr. Steiner is closer to 65%. Once dollar values of targeted awards were set, those values were divided by the average of the high and low over the 30 trading days preceding the Compensation Committee meeting at which the grants were approved to determine the target number of performance share units granted. The dollar value of the awards and corresponding number of performance share units are shown in the table below:

	Dollar Values	Number of Performance
Named Executive Officer	Set by the Committee (at Target)	Share Units

Mr. Steiner	$4,200,769	135,509
Mr. O’Donnell	$1,717,483	55,403
Mr. Simpson	$1,157,360	37,335
Mr. Trevathan	$684,130	22,069
Mr. Woods	$684,130	22,069

The table below shows the required achievement of the performance measures and the corresponding potential payouts under our performance share units granted in 2009:

	Threshold		Target		Maximum
	Performance	Payout	Performance	Payout	Performance	Payout

ROIC	15.6%	60%	17.3%	100%	20.8%	200%

The threshold, target and maximum measures are determined based on an analysis of historical performance and current projections and trends. The Compensation Committee uses this analysis and modeling of different scenarios related to items that affect the Company’s performance such as yield, volumes and capital to set the performance measures. As with the consideration of targets for the annual bonus, the Compensation Committee carefully considered several material factors affecting the Company for 2009 and beyond, including the effect of the weak economy in early 2009 and economic indicators for future periods. Given these factors, the Compensation Committee determined that the target for ROIC for the 2009 award should be lower than in the prior year.

The table below shows the performance measures, the achievement of those measures and the corresponding payouts for the performance share units that have been granted since 2006:

	ROIC			EPS(1)
	Threshold	Target	Actual(2)	Threshold	Target	Actual	Award Earned

2006 PSUs (Performance period ended 12/31/08)	12.1%	16.7%	16.2%	—	—	—	93.6% of units paid out in shares of Common Stock in February 2009
2007 PSUs (Performance period ended 12/31/09)	13.4%	18.5%	16.9%	—	—	—	84.1% of units paid out in shares of Common Stock in February 2010
2008 PSUs (Performance period ending 12/31/10)	17.6%	19.6%	—	$7.15	$7.44	—	—

(1)	Earnings per share is based on the cumulative measure over the three-year performance period.

(2)	Actual results are based on the Company’s reported results of operations, as adjusted by the Compensation Committee to exclude the effect of tax audit settlements, described below.

In evaluating appropriate financial measures for the 2009 grant to named executives, the Compensation Committee decided to retain only ROIC, rather than an equal split between ROIC and EPS measurements. This decision was primarily a result of the Compensation Committee’s determination that the 2009 grant should subject named executives to the same measures as all other employees that are granted equity awards and that the most appropriate long-term financial measure for our Company’s employees generally is ROIC.

Our performance share unit awards are intended to meet the qualified performance-based compensation exception under Section 162(m). In February 2009, the Compensation Committee approved adjustments to the calculation of results under the 2006 awards that had a performance period ended December 31, 2008 to exclude the effect significant tax audit settlements had on the equity components of the calculation of ROIC. The adjustments increased the payouts of the 2006 awards and, as a result, the 2006 awards no longer satisfied the qualified performance-based compensation exception. This resulted in an increased tax expense to the Company of approximately $1.1 million, based on the federal and state combined statutory rate of 39%. The Compensation Committee believes that the adjustments were necessary and appropriate, particularly because the tax audit settlements were not reflective of operating performance. Further, it is important and consistent with the Company’s compensation philosophy that extraordinary, unusual, and one-time items do not affect the payout expected based on performance. Modifications were made to the terms of awards granted in 2007 and later to allow for payouts under those awards to be fully deductible under Section 162(m).

Stock Options — In 2010, the Compensation Committee decided to re-introduce stock options as a component of the equity compensation awarded to our named executive officers in order to direct focus on increasing the market value of our Common Stock. Stock options were granted in the first quarter of 2010 in connection with the annual grant of long-term equity awards at a regularly scheduled Compensation Committee meeting. The number of options granted to the named executive officers was based on a dollar value of compensation decided by the Compensation Committee; the actual number of stock options granted was determined by assigning a value to the options using an option pricing model, and dividing the dollar value of compensation by the value of each option. The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary. The exercise price of the options is the fair market value of our Common Stock on the date of grant, and the options have a term of 10 years. More information regarding the Compensation Committee’s practices related to stock options will be included in next year’s CD&A discussing 2010 compensation.

Post-Employment Compensation — The compensation our named executives receive post-employment is based on provisions included in individual equity award agreements, retirement plan documents and employment agreements. We enter into employment agreements with our named executive officers because they provide a form of protection for the Company through restrictive covenant provisions. They also provide the individual with the protection that he will be treated fairly in the event of a termination not for cause or under a change-in-control situation. The change-in-control provision included in each named executive officer’s agreement requires a double trigger in order to receive any payment in the event of a change-in-control situation. First, a change-in-control must occur, and second the individual must terminate his employment for good reason or the Company must terminate his employment without cause within six months prior to or two years following the change-in-control event. We believe providing a change-in-control protection ensures impartiality and objectivity of our named executive officers in the context of a change-in-control situation and protects the interests of our stockholders.

In August 2005, the Compensation Committee approved an Executive Officer Severance Policy. The policy generally provides that after the effective date of the policy, the Company may not enter into severance arrangements with its executive officers, as defined in the federal securities laws, that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval. The policy applies to all of our named executive officers.

Deferral Plan — Each of our named executive officers is eligible to participate in our 409A Deferred Savings Plan. The plan allows all employees with a minimum base salary of $170,000 to defer up to 25% of their base salary and up to 100% of their annual bonus (“eligible pay”) for payment at a future date. Under the plan, the Company matches the portion of pay that cannot be matched in the Company’s 401(k) Savings Plan due to IRS limits. The Company match provided under the 401(k) Savings Plan and the Deferral Plan is dollar for dollar on the first 3% of eligible pay, and fifty cents on the dollar for the next 3% of eligible pay. Participants can contribute the entire amount of their eligible pay to the Deferral Plan. Contributions in excess of the 6% will not be matched but will be tax-deferred. Company matching contributions begin in the Deferral Plan once the employee has reached the IRS limits in the 401(k) plan. Funds deferred under this plan are allocated into accounts that mirror selected investment funds in our 401(k) plan, although the funds deferred are not actually invested in the funds. We believe that providing a program that allows and encourages planning for retirement is a key factor in our ability to attract and retain talent. Additional details on the plan can be found in the Nonqualified Deferred Compensation table and the footnotes to the table on page 35.

Perquisites — In the beginning of 2008, we eliminated all perquisites for our executive officers. At that time, each of the named executive officers was given a one-time increase to his salary in an amount equal to the value of the perquisites, reduced for the impact that the increase would have as a result of annual bonuses being calculated as a percentage of base salary in that year. Our named executive officers will continue to receive an annual physical examination that is treated as a non-taxable benefit because it is required for the benefit of the Company.

Based on a periodic security assessment by an outside consultant, for security purposes, the Company requires the Chief Executive Officer to use the Company’s aircraft for business and personal use. Use of the Company’s aircraft is permitted for other employees’ personal use only with Chief Executive Officer approval in special circumstances, which does not occur often. All of our named executive officers are taxed on the value of their personal use of the Company’s airplanes, if any, in accordance with IRS regulations using the Standard Industry Fare Level formula. This is a different amount than we disclose in the Summary Compensation Table, which is based on the SEC requirement to report the incremental cost to us of their use.

Other Compensation Policies and Practices

Stock Ownership Requirements — All of our named executive officers are subject to stock ownership guidelines. We instituted stock ownership guidelines because we believe that ownership of Company stock demonstrates a commitment to, and confidence in, the Company’s long-term prospects and further aligns employees’ interests with those of our stockholders. We believe that the requirement that these individuals maintain a portion of their individual wealth in the form of Company stock deters actions that would not benefit stockholders generally. Additionally, the guidelines contain holding period provisions that generally require Senior Vice Presidents and above to hold all of their shares and Vice Presidents to hold 50% of their shares for at least one year, even after required ownership levels have been achieved. We believe these holding periods discourage these individuals from taking actions in an effort to gain from short-term or otherwise fleeting increases in the market value of our stock.

The stock ownership guidelines vary dependent on the individual’s title and are expressed as a fixed number of shares. Ownership requirements range from one to five times base salary as of the later of January 2005 or date of promotion into current position. The number of shares required to be owned is determined based on a $30.00 stock price, which was the market value of shares of our Common Stock when the guidelines were adopted. The Compensation Committee regularly reviews its ownership guidelines to ensure that the appropriate share ownership requirements are in place. Shares owned outright, deferred stock units, phantom stock held in the 401(k) plan and in the Deferral Plan count toward meeting the targeted ownership requirements. Restricted stock shares, restricted stock units and performance share units, if any, do not count toward meeting the guideline until they are vested or earned.

The following table outlines the ownership requirements for the named executive officers, each of whom had until January 2009 to meet the ownership levels:

	Ownership Requirement	Attainment as of
Named Executive Officer	(number of shares)	12/31/2009

Mr. Steiner	145,000	221%
Mr. O’Donnell	87,350	294%
Mr. Simpson	42,000	195%
Mr. Trevathan	32,600	218%
Mr. Woods	32,600	156%

Insider Trading — The Company maintains an insider trading policy that prohibits the named executive officers from engaging in most transactions involving the Company’s Common Stock during periods, determined by the Company, that those executives are most likely to be aware of material inside information. Named executive officers must clear all of their transactions in our Common Stock with the Company’s General Counsel’s office to ensure they are not transacting in our securities during a time that they may have material, non-public information. Additionally, as a general matter, it is our policy that no transactions that reduce or cancel the risk of an investment in our Common Stock, such as puts, calls and other exchange-traded derivatives, or hedging activities that allow a holder to own a covered security without the full risks and rewards of ownership, will be cleared.

Executive Compensation

We are required to present compensation information in the tabular format prescribed by the SEC. This format, including the tables’ column headings, may be different from the way we describe or consider elements and components of compensation internally. We have provided the following information because we believe it may be useful to an understanding of the tables presented in this section. The CD&A contains a discussion that should be read in conjunction with these tables to gain a complete understanding of our executive compensation philosophy, programs and decisions.

•	Our annual cash bonuses are earned and paid based on the achievement of performance goals. As a result, they are included in the “Non-Equity Incentive Plan Compensation”column of the Summary Compensation Table.

•	As described in CD&A, equity awards granted to the named executive officers include performance share units earned over a three-year performance period, after which shares of Common Stock may be issued depending on whether financial performance measures have been met. In 2007, named executives were also granted restricted stock units, which cliff-vested after a three-year period that ended in January 2010.

The value of stock awards included in the tables is the aggregate fair value of the awards on the date of grant. For the restricted stock units granted in 2007, this means that the entire grant date fair value of the awards is included in the table even though the awards vested in full after a three-year service period ended in January 2010. In the case of performance share units, the value is based on what we believe the most probable outcome is at the date of grant, and excludes the effect of forfeitures. The grant date fair values in the tables are based on the “grant date” for accounting purposes, which generally is the date on which the material terms of the awards have been communicated to the named executives. The Compensation Committee determines the dollar value of equity awards at a meeting that precedes the date of grant, and determines a number of performance share units to be granted based on a thirty day trailing average of the market price of our Common Stock. As a result, the amounts in the tables show the grant date fair value for accounting purposes, which differs from the “value” of the awards granted by the Compensation Committee as shown in the CD&A on page 27 of this Proxy Statement. These values are neither guarantees of performance by the Company nor compensation to the executives. Rather, they generally are the aggregate amounts the named executives may receive three years in the future if they and the Company meet expectations set by the Compensation Committee. We believe these values are helpful to readers, as they give the reader an understanding of the named executives’ potential compensation, and the amounts the Compensation Committee deemed appropriate compensation after the three-year period if the Company performed at target.

•	As described in CD&A, our 2009 annual bonuses had threshold, target and maximum payouts based on the achievement of Company financial measures. In March 2010, we paid out bonuses to the named executives at 83.8% of target, as disclosed in the Summary Compensation Table. Notwithstanding that the bonuses were earned and paid, we included the threshold, target and maximum dollar amounts that were possible during 2009 in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards,” in the Grant of Plan-Based Awards in 2009 table.

•	Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our Common Stock increases, only awards with performance criteria are considered “equity incentive plan awards” for SEC disclosure purposes. As a result, only performance share units have been included as “Equity Incentive Plan Awards” in the Outstanding Equity Awards at December 31, 2009 table. Restricted stock units, restricted stock awards and stock options, if any, are disclosed in other tables as applicable.

Summary Compensation Table

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)(2)	($)

David P. Steiner	2009	1,116,346	3,069,956	1,035,978	258,524	5,480,804
Chief Executive Officer	2008	1,066,049	3,928,673	1,050,895	153,976	6,199,593
	2007	998,077	3,497,982	1,612,277	131,058	6,239,394
Lawrence O’Donnell, III	2009	805,107	1,255,155	649,691	66,818	2,776,771
President & Chief Operating	2008	768,754	1,606,233	659,102	83,289	3,117,378
Officer	2007	721,837	1,484,117	1,012,971	64,749	3,283,674
Robert G. Simpson	2009	541,022	845,824	371,098	31,655	1,789,599
Senior Vice President & Chief	2008	516,483	1,190,651	376,473	31,114	2,114,721
Financial Officer	2007	483,932	1,166,119	576,880	55,863	2,282,794
James E. Trevathan	2009	566,298	499,973	403,374	12,575	1,482,220
Senior Vice President — Southern	2008	562,105	703,797	409,936	32,855	1,708,693
Group	2007	527,878	689,307	552,546	53,706	1,823,437
Duane C. Woods	2009	565,710	499,973	402,955	15,263	1,483,901
Senior Vice President — Western	2008	561,521	703,797	378,635	32,382	1,676,335
Group	2007	521,342	689,307	580,000	58,649	1,849,298

(1)	For 2007, amounts include the aggregate grant date fair value of restricted stock units and performance share units. All other years consist of performance share units only.

The table below shows the aggregate grant date fair value of performance share units if we assumed the maximum amounts will be earned, along with the increase from the amounts shown in the table above, which are based on the probable outcome at date of grant.

		Aggregate Grant Date Fair
		Value of Award Assuming
		Highest Level of Performance
		Achieved
	Year	($)

Mr. Steiner	2009	6,139,912
	2008	7,857,346
	2007	5,247,010
Mr. O’Donnell	2009	2,510,310
	2008	3,212,466
	2007	2,226,212
Mr. Simpson	2009	1,691,648
	2008	2,381,302
	2007	1,749,178
Mr. Trevathan	2009	999,946
	2008	1,407,594
	2007	1,033,998
Mr. Woods	2009	999,946
	2008	1,407,594
	2007	1,033,998

See Note 16 in the Notes to the Consolidated Financial Statements in our 2009 Annual Report on Form 10-K for a discussion of the assumptions used in the evaluation of our equity awards.

(2)	The amounts included in “All Other Compensation” for 2009 are shown below (in dollars):

	Personal			Deferral
	Use of		401(k)	Plan	Life
	Company	Annual	Matching	Matching	Insurance
	Aircraft	Physical	Contributions	Contribution	Premiums	Other

Mr. Steiner	196,777	390	11,025	47,868	2,464	0
Mr. O’Donnell	0	500	11,025	53,514	1,779	0
Mr. Simpson	0	500	11,025	18,936	1,194	0
Mr. Trevathan	0	250	11,025	0	1,300	0
Mr. Woods	0	390	11,025	0	1,297	2,551

Mr. Steiner is required by us to use the Company aircraft for all travel, whether for personal or business purposes. We calculated the amount of the perquisite based on the incremental cost to us, which includes fuel, crew travel expenses, on-board catering, landing fees, trip related hangar/parking costs and other variable costs. We own or operate our aircraft primarily for business use; therefore, we do not include the fixed costs associated with the ownership or operation such as pilots’ salaries, purchase costs and non-trip related maintenance.

The amounts reported under “Other” include infrequent items that do not fall within any of the other categories. The amounts reported under “Other” for Mr. Woods relate to an airline club membership and a Company-sponsored entertainment event, and include the amounts of the gross-ups provided by the Company for the taxes owed on those perquisites.

Grant of Plan-Based Awards in 2009

								Grant Date
								Fair Value
		Estimated Possible Payouts Under			Estimated Future Payouts Under			of Stock and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)

David P. Steiner		370,875	1,236,250	2,472,500
	03/09/09				81,305	135,509	271,018	3,069,956
Lawrence O’Donnell, III		232,586	775,288	1,550,576
	03/09/09				33,242	55,403	110,806	1,255,155
Robert G. Simpson		132,851	442,837	885,674
	03/09/09				22,401	37,335	74,670	845,824
James E. Trevathan		144,406	481,353	962,706
	03/09/09				13,241	22,069	44,138	499,973
Duane C. Woods		144,256	480,854	961,708
	03/09/09				13,241	22,069	44,138	499,973

(1)	Actual payouts of our 2009 cash bonuses are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The named executives’ target and maximum bonuses are a percentage of base salary, provided for in their employment agreements. The threshold levels represent the bonus amounts that would have been payable if the minimum performance requirements were met for each performance measure.

(2)	Represents the number of shares of Common Stock potentially issuable based on the achievement of performance criteria under performance share unit awards granted under our 2004 Stock Incentive Plan.

Outstanding Equity Awards at December 31, 2009

	Option Awards				Stock Awards(1)
								Equity
							Equity	Incentive
							Incentive	Plan
							Plan	Awards:
							Awards:	Market or
							Number of	Payout
					Number of	Market	Unearned	Value of
	Number of	Number of			Shares or	Value of	Shares,	Unearned
	Securities	Securities			Units of	Shares or	Units or	Shares,
	Underlying	Underlying			Stock	Units of	Other	Units or
	Unexercised	Unexercised	Option		That Have	Stock	Rights That	Other
	Options	Options	Exercise	Option	Not	That	Have Not	Rights That
	Exercisable	Unexercisable	Price	Expiration	Vested	Have Not	Vested	Have Not
Name	(#)	(#)(2)	($)	Date	(#)(3)	Vested	(#)(4)	Vested

David P. Steiner		24,922	38.205	03/06/2013	37,207	$1,257,969	325,222	$10,995,756
	90,000	—	29.24	03/04/2014	—	—	—	—
	335,000	—	21.08	04/03/2013	—	—	—	—
	56,593	—	19.61	03/06/2013	—	—	—	—
	135,000	—	27.88	03/07/2012	—	—	—	—
	70,000	—	30.30	07/12/2011	—	—	—	—
	30,000	—	24.01	03/01/2011	—	—	—	—
	50,000	—	23.75	11/13/2010	—	—	—	—
Lawrence O’Donnell III		31,429	37.985	03/06/2013	15,785	$533,691	134,053	$4,532,332
	90,000	—	29.24	03/04/2014	—	—	—	—
	79,466	—	19.61	03/06/2013	—	—	—	—
	150,000	—	27.88	03/07/2012	—	—	—	—
	175,000	—	24.01	03/01/2011	—	—	—	—
Robert G. Simpson		12,892	37.095	03/06/2013	12,403	$419,345	96,963	$3,278,319
	33,000	—	27.60	05/13/2014	—	—	—	—
	42,000	—	29.24	03/04/2014	—	—	—	—
	65,000	—	21.08	04/03/2013	—	—	—	—
	13,768	—	19.61	03/06/2013	—	—	—	—
	33,000	—	27.88	03/07/2012	—	—	—	—
	35,000	—	24.01	03/01/2011	—	—	—	—
James E. Trevathan	20,000	—	29.23	07/19/2014	7,330	$247,827	57,316	$1,937,854
	50,000	—	29.24	03/04/2014	—	—	—	—
	120,000	—	19.61	03/06/2013	—	—	—	—
	65,000	—	27.88	03/07/2012	—	—	—	—
	100,000	—	24.01	03/01/2011	—	—	—	—
Duane C. Woods	50,000	—	28.45	06/03/2014	7,330	$247,827	57,316	$1,937,854
	20,000	—	29.24	03/04/2014	—	—	—	—
	18,000	—	19.61	03/06/2013	—	—	—	—
	10,000	—	26.77	05/16/2012	—	—	—	—
	15,000	—	27.88	03/07/2012	—	—	—	—
	10,000	—	24.01	03/01/2011	—	—	—	—

(1)	All amounts are as of December 31, 2009, and dollar values are based on the closing price of the Company’s Common Stock on that date of $33.81.

(2)	Represents reload stock options. All reload stock options become exercisable once the market value of our Common Stock has increased by 25% over the option’s exercise price.

(3)	Includes the final vesting of the 2006 restricted stock unit awards, which vested in equal annual installments over a four year period, and the entire 2007 restricted stock unit awards, which vested in full after three years. The 2006 awards, which vested in full on January 27, 2010, included the following: Mr. Steiner — 13,750; Mr. O’Donnell — 5,833; Mr. Simpson — 4,583; Mr. Trevathan — 2,708; and Mr. Woods — 2,708. The 2007 awards, which vested in full on January 26, 2010, included the following: Mr. Steiner — 23,457; Mr. O’Donnell — 9,952; Mr. Simpson — 7,820; Mr. Trevathan — 4,622; and Mr. Woods — 4,622.

(4)	Includes performance share units with three-year performance periods ending as follows. Performance share units are paid after the Company’s financial results of operations for the entire performance period are reported, typically in mid to late February of the succeeding year. The performance period ended on December 31, 2009 includes the following performance share units: Mr. Steiner — 70,373; Mr. O’Donnell — 29,858; Mr. Simpson — 23,460; Mr. Trevathan — 13,868; and Mr. Woods — 13,868. The performance period ending on December 31, 2010 includes the following share units: Mr. Steiner — 119,340; Mr. O’Donnell — 48,792; Mr. Simpson — 36,168; Mr. Trevathan — 21,379; and Mr. Woods — 21,379. The performance period ending on December 31, 2011 includes the following share units: Mr. Steiner — 135,509; Mr. O’Donnell — 55,403; Mr. Simpson — 37,335; Mr. Trevathan — 22,069; and Mr. Woods — 22,069.

Option Exercises and Stock Vested in 2009

	Option Awards			Stock Awards(1)
	Number of Shares		Value Realized	Number of Shares		Value Realized
	Acquired on Exercise		on Exercise	Acquired on Vesting		on Vesting
Name	(#)		($)	(#)		($)

David P. Steiner	0		0	78,980		2,366,585
Lawrence O’Donnell, III	325,852	(2)	4,290,656	33,509		1,004,074
Robert G. Simpson	0		0	26,329		788,930
James E. Trevathan	12,500		99,395	15,559		466,213
Duane C. Woods	4,000		37,296	15,559	(3)	466,213

(1)	Includes restricted stock units granted in 2005 and 2006 that vested in equal installments over four years and performance share units granted in 2006 with a performance period ended December 31, 2008 that were paid out in February 2009.

(2)	We withheld shares in payment of the exercise price and minimum statutory tax withholding from Mr. O’Donnell’s exercise of non-qualified stock options. Mr. O’Donnell received 91,716 net shares in this transaction.

(3)	Mr. Woods deferred receipt of 10,142 shares, valued at $288,996 based on the market value of our Common Stock on the date of payment, payable under his 2006 performance share unit award. Mr. Woods elected to defer the receipt of the shares until he leaves the Company. Information about deferrals of performance share units can be found in the CD&A.

Nonqualified Deferred Compensation in 2009

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(1)

David P. Steiner	223,269	47,868	198,762	0	1,676,080
Lawrence O’Donnell, III	87,853	53,514	159,593	0	2,680,423
Robert G. Simpson	32,461	18,936	(81,329)	0	402,331
James E. Trevathan	0	0	83,757	0	2,552,186
Duane C. Woods	0	0	201,973	0	1,492,192

(1)	Contributions are under the Company’s Deferral Plan as described in CD&A. In this Proxy Statement as well as in previous years, we include executive contributions to the Deferral Plan in Base Salary in the Summary Compensation Table. Aggregate Balance at Last Fiscal Year End includes the following aggregate amounts of the named executives’ base salaries that were included in Base Salary in the Summary Compensation Table in 2007-2009: Mr. Steiner — $585,845; Mr. O’Donnell — $1,123,288; Mr. Simpson — $127,233; Mr. Trevathan — $1,009,121; and Mr. Woods — $498,721.

(2)	Company contributions to the executives’ Deferral Plan accounts are included in All Other Compensation, but not Base Salary, in the Summary Compensation Table.

(3)	Earnings on these accounts are not included in any other amounts in the tables included in this Proxy Statement, as the amounts of the named executives’ earnings represent the general market gains (or losses) on investments, rather than amounts or rates set by the Company for the benefit of the named executives.

(4)	Accounts are distributed as either a lump sum payment or in annual installments (i) when the employee has reached at least 65 years of age or (ii) at a future date that occurs after termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company matching contributions, and gains and/or losses related to their investment choices.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into employment agreements with each of the named executive officers. The agreements contain provisions regarding consideration payable by the Company upon termination of employment as described below. In some cases, the form of award agreements for equity awards may also contain provisions regarding termination or change-in-control. Each of the agreements also contains post-termination restrictive covenants, including a covenant not to compete, non-solicitation covenants, and a non-disparagement covenant, each of which lasts for two years after termination.

We entered into employment agreements with our named executive officers based on competitive market practices and because they provide a form of protection for the Company through restrictive covenant provisions. They also provide the named executives a sense of security and trust that they will be treated fairly in the event of a termination not for cause or under a change-in-control situation. We believe change-in-control protections ensure impartiality and objectivity for our named executives and enhance the interest of our stockholders.

Employment agreements entered into with named executive officers after February 2004 include a clawback feature that allows for the suspension and refund of termination benefits for subsequently discovered cause. These provisions are applicable to Mr. Simpson and Mr. Woods, whose agreements were entered into in October 2004. The agreements generally allow the Company to cancel any remaining payments due and obligate the named executive to refund to the Company any severance payments already made if, within one year of termination of employment of the named executive by the Company for any reason other than for cause, the Company determines that the named executive could have been terminated for cause. Additionally, in August 2007, the Compensation Committee adopted an Executive Compensation Clawback Policy. The purpose of the policy is to set forth guidelines as to when the Company should seek reimbursement of payments that are predicated on the achievement of financial results. Generally, the policy allows the Compensation Committee to require reimbursement when there has been intentional or reckless conduct that caused financial results to materially increase an award or payment.

The terms “Cause,” “Good Reason,” and “Change-in-Control” as used in the table below are defined in the executives’ employment agreements and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Cause” generally means the named executive has:

•	deliberately refused to perform his duties;

•	breached his duty of loyalty to the Company;

•	been convicted of a felony;

•	intentionally and materially harmed the Company; or

•	breached the covenants contained in his agreement.

“Good Reason” generally means that, without the named executive’s consent:

•	his duties or responsibilities have been substantially changed;

•	he has been removed from his position;

•	the Company has breached his employment agreement;

•	any successor to the Company has not assumed the obligations under his employment agreement; or

•	he has been reassigned to a location more than 50 miles away.

“Change-in-Control” generally means that:

•	at least 25% of the Company’s Common Stock has been acquired by one person or persons acting as a group;

•	the majority of the Board of Directors consists of individuals other than those serving as of the date of the named executive’s employment agreement or those that were not elected by at least two-thirds of those directors;

•	there has been a merger of the Company in which at least 50% of the combined post-merger voting power of the surviving entity does not consist of the Company’s pre-merger voting power, or a merger to effect a recapitalization that resulted in a person or persons acting as a group acquired 25% or more of the Company’s voting securities; or

•	the Company is liquidating or selling all or substantially all of its assets.

The following tables represent potential payouts to our named executives upon termination of employment in the circumstances indicated pursuant to the terms of their employment agreements. In the event a named executive is terminated for cause, he is entitled to any accrued but unpaid salary only.

The payouts assume the triggering event indicated occurred on December 31, 2009, at which time the closing price of our Common Stock was $33.81 per share. These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the named executive would receive. Any actual performance share unit payouts will be based on future performance of the Company. We have based the payout of performance share units included in the amounts below on target awards outstanding at December 31, 2009. The payout for continuation of benefits and perquisites is an estimate of the cost the Company would incur to continue those benefits.

Potential Consideration upon Termination of Employment:

David P. Steiner

Triggering Event	Compensation Component	Payout ($)

Death or Disability	Severance Benefits
	• Accelerated vesting of restricted stock units	1,257,969
	• Payment of performance share units based on actual performance at end of performance period	10,995,756
	• Two times base salary as of date of termination (payable in bi-weekly installments over a two-year period)(1)	2,150,000
	• Life insurance benefit (in the case of Death)	1,075,000

	Total	15,478,725

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	4,622,500
	• Continued coverage under health and welfare benefit plans for two years	20,544
	• Prorated vesting of restricted stock units	1,204,819
	• Prorated payment of performance share units	6,589,772

	Total	12,437,635

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	6,933,750
(Double Trigger)*	• Continued coverage under health and welfare benefit plans for three years	30,816
	• Accelerated vesting of restricted stock units(2)	1,257,969
	• Accelerated payment of performance share units(3)	10,995,756
	• Full maximum bonus, prorated to date of termination	2,472,500
	• Gross-up payment for any excise taxes	5,266,093

	Total	26,956,884

Lawrence O’Donnell, III

Triggering Event	Compensation Component	Payout ($)

Death or Disability	Severance Benefits
	• Accelerated vesting of restricted stock units	533,691
	• Payment of performance share units based on actual performance at end of performance period	4,532,332
	• Two times base salary as of date of termination (payable in bi-weekly installments over a two-year period)(1)	1,550,576
	• Life insurance benefit (in the case of Death)	776,000

	Total	7,392,599

Termination Without Cause by the	Severance Benefits
Company or For Good Reason by the Employee	• Two times base salary plus target annual bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	3,101,152
	• Continued coverage under benefit plans for two years
	• Health and Welfare Benefit Plans	20,544
	• Deferred Savings Plan	107,029
	• 401(k)	22,050
	• Prorated vesting of restricted stock units	511,106
	• Prorated payment of performance share units	2,730,935

	Total	6,492,816

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	4,651,728
Change-in-Control (Double Trigger)*	• Continued coverage under benefit plans for three years
	• Health and Welfare Benefit Plans	30,816
	• Deferred Savings Plan	160,544
	• 401(k)	33,075
	• Accelerated vesting of restricted stock units(2)	533,691
	• Accelerated payment of performance share units(3)	4,532,332
	• Full maximum bonus, prorated to date of termination	1,550,576
	• Gross-up payment for any excise taxes	2,814,666

	Total	14,307,428

Robert G. Simpson

Triggering Event	Compensation Component	Payout ($)

Death or Disability	Severance Benefits
	• Accelerated vesting of restricted stock units	419,345
	• Payment of performance share units based on actual performance at end of performance period	3,278,319
	• Life insurance benefit (in the case of Death)	521,000

	Total	4,218,664

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,927,644
	• Continued coverage under health and welfare benefit plans for two years	20,544
	• Prorated vesting of restricted stock units	401,595
	• Prorated payment of performance share units	2,027,281

	Total	4,377,064

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	2,891,466
(Double Trigger)*	• Continued coverage under health and welfare benefit plans for three years	30,816
	• Accelerated vesting of restricted stock units(2)	419,345
	• Accelerated payment of performance share units(3)	3,278,319
	• Full maximum bonus, prorated to date of termination	885,674
	• Gross-up payment for any excise taxes	1,809,757

	Total	9,315,377

James E. Trevathan

Triggering Event	Compensation Component	Payout ($)

Death or Disability	Severance Benefits
	• Accelerated vesting of restricted stock units	247,827
	• Payment of performance share units based on actual performance at end of performance period	1,937,854
	• Two times base salary as of date of termination (payable in bi-weekly installments over a two-year period)(1)	1,132,596
	• Life insurance benefit (in the case of Death)	567,000

	Total	3,885,277

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	2,095,302
	• Continued coverage under benefit plans for two years
	• Health and Welfare Benefit Plans	20,544
	• Deferred Savings Plan	0
	• 401(k)	22,050
	• Prorated vesting of restricted stock units	237,346
	• Prorated payment of performance share units	1,198,362

	Total	3,573,604

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a	Severance Benefits • Two times base salary plus target bonus, paid in lump sum	2,095,302
Change-in-Control (Double Trigger)*	• Continued coverage under benefit plans for two years
	• Health and Welfare Benefit Plans	20,544
	• Deferred Savings Plan	0
	• 401(k)	22,050
	• Accelerated vesting of restricted stock units(2)	247,827
	• Accelerated payment of performance share units(3)	1,937,854
	• Full maximum bonus, prorated to date of termination	962,706
	• Gross-up payment for any excise taxes	1,238,177

	Total	6,524,460

Duane C. Woods

Triggering Event	Compensation Component	Payout ($)

Death or Disability	Severance Benefits
	• Accelerated vesting of restricted stock units	247,827
	• Payment of performance share units based on actual performance at end of performance period	1,937,854
	• Life insurance benefit (in the case of Death)	566,000

	Total	2,751,681

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	2,093,128
	• Continued coverage under health and welfare benefit plans for two years	20,544
	• Prorated vesting of restricted stock units	237,346
	• Prorated payment of performance share units	1,198,362

	Total	3,549,380

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	3,139,692
Change-in-Control (Double Trigger)*	• Continued coverage under health and welfare benefit plans for three years	30,816
	• Accelerated vesting of restricted stock units(2)	247,827
	• Accelerated payment of performance share units(3)	1,937,854
	• Full maximum bonus, prorated to date of termination	961,708
	• Gross-up payment for any excise taxes	2,064,444

	Total	8,382,341

*	The double trigger refers to the provisions in the named executive officers’ employment agreements. As described in the following footnotes, the restricted stock unit and performance share unit award agreements accelerate payments of those awards in most cases upon a change-in-control without a termination event.

(1)	Although these provisions were included in certain named executives’ employment agreements prior to 2004, it is not the Compensation Committee’s current practice to include increased payments in the event of death or disability in employment agreements.

(2)	The restricted stock unit award agreements provide that the awards will be accelerated upon a change-in-control unless the successor entity assumes the awards and converts them into equivalent grants of the successor regardless of termination of employment; however, if the awards are converted, the agreements also provide for an acceleration of vesting if the employee is terminated without cause during the referenced window period.

(3)	The performance share unit award agreements provide that the awards will be accelerated upon a change-in-control regardless of termination of employment. In the event of a change-in-control, the employee would receive a payout of shares of common stock calculated on a shortened performance period plus a restricted stock unit award in the successor entity to compensate for the lost opportunity from the date of the change-in-control to the end of the original performance period. If the employee is thereafter terminated within the window period referenced, he would vest in full in the new restricted stock unit award. The payment in the event of acceleration is based on the achievement, as of the date of the change-in-control, of the performance target interpolated back to the date of the change-in-control. The performance targets of performance share units are for a three-year average; because the achievement of the interpolated target cannot be determined, we have assumed the interpolated target was the same as the original target and was met as of the date of the change-in-control.

All of the named executives’ stock options, other than reload options, have vested in full. In the event of termination for cause, all options are immediately cancelled. However, some of our named executive officers have provisions in their employment agreements that give them continued exercisability of stock options in the event of the termination of their employment that is longer than the normal terms contained in the stock option agreements themselves. The employment agreements we entered into with Mr. Steiner, Mr. O’Donnell and Mr. Simpson give them the ability to exercise all stock options granted before 2004 for (i) two years after termination of employment without cause or for good reason and (ii) three years after termination without cause or for good reason six months prior to, or two years following, a change-in-control. Mr. Trevathan’s employment agreement gives him the ability to exercise all stock options granted before 2004 for two years after termination of employment (i) without cause or for good reason or (ii) without cause or for good reason six months prior to, or two years following, a change-in-control. Mr. Wood’s employment agreement does not provide for extended exercisability of his stock options upon termination. The value, if any, of the benefit of continued exercisability to executives is dependent on whether the market value of our Common Stock exceeds the exercise prices of the stock options during the post-termination period of exercisability. We have valued the benefit based on the potential gain the named executive could have realized if the stock options were exercised as of December 31, 2009 as follows: Mr. Steiner — $7,322,721; Mr. O’Donnell — $4,144,217; Mr. Simpson — $1,958,516; Mr. Trevathan — $3,389,500; and Mr. Woods — $872,350.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)

Our Board of Directors, upon the recommendation of the Audit Committee, has ratified the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2010, subject to ratification by our stockholders.

Representatives of Ernst & Young LLP will be at the Annual Meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

Although ratification of the selection of Ernst & Young is not required by our Bylaws or otherwise, we are submitting the selection to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good governance. If our stockholders do not ratify our selection, it will be considered a direction to our Board and Audit Committee to consider selecting another firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change is in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2009	2008
	(In millions)

Audit Fees	$7.1	$7.7
Audit-Related Fees	1.2	1.2
Tax Fees	0.1	0.0
All Other Fees	0.0	0.0

Total	$8.4	$8.9

Audit includes fees for the annual audit, reviews of the Company’s Quarterly Reports on Form 10-Q, work performed to support the Company’s debt issuances, accounting consultations, and separate subsidiary audits required by statute or regulation, both domestically and internationally. Audit-related fees principally include separate subsidiary audits not required by statute or regulation and employee benefit plan audits. Tax fees were for tax audit and compliance assistance in certain foreign jurisdictions.

The Audit Committee has adopted procedures for the approval of Ernst & Young’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee in the format shown above. All projects that have the potential to exceed $100,000 are separately identified and reported to the Committee for approval. The Audit Committee Chairman has the authority to approve additional services, not previously approved, between Committee meetings. Any additional services approved by the Audit Committee Chairman between Committee meetings are ratified by the full Committee at the next regularly scheduled meeting. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2009 and 2008, the Audit Committee pre-approved all audit, audit-related and tax services performed by Ernst & Young.

As set forth in the Audit Committee Report on page 7, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

PROPOSAL TO AMEND THE COMPANY’S SECOND RESTATED
CERTIFICATE OF INCORPORATION
(Item 3 on the Proxy Card)

The next item on the agenda is a proposal to amend our Second Restated Certificate of Incorporation (the “Certificate”) to eliminate the supermajority stockholder voting provisions, subject to stockholder approval.

After careful consideration and review, and upon the recommendation of the Nominating and Governance Committee, the Board has determined to eliminate the supermajority vote requirement for votes that are contained in our current Certificate and Bylaws.

In general, our supermajority vote provisions were designed to ensure that a director could not be removed by a vote of stockholders representing less than two-thirds of the shares outstanding and entitled to vote. The supermajority vote provisions also allowed the existing Board to control the size of the Company’s Board of Directors in order to limit actions by minority stockholders who may attempt to increase the size of the Board or remove directors to create vacancies that the minority stockholders could seek to fill. While our Board believes these actions should not be taken without the support of a substantial proportion of our stockholders, the Board has determined that an amendment and restatement of the Certificate to eliminate the supermajority vote requirements is advisable and is in the best interests of the Company and its stockholders. Such amendment and restatement, if adopted, would change the provisions contained in Article Ninth of the Certificate that require an affirmative vote of two-thirds of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered as a single class) to (i) remove directors and (ii) to amend or repeal provisions of Article Ninth of the Certificate or adopt any provision inconsistent with one or more of the provisions contained in that Article.

The Board has adopted resolutions approving and declaring the advisability of adopting the proposed amended and Restated Certificate (the “Restated Certificate”) and recommends that stockholders approve the Restated Certificate by voting in favor of this Proposal.

In determining whether eliminating the current supermajority voting requirements is in the best interests of the Company’s stockholders, the Nominating and Governance Committee and the Board noted that such provisions are designed to provide safeguards and avoid disruption to the Company’s Board of Directors unless such actions are with the consensus of the holders of at least two-thirds of stockholders.

The Board also considered the view of investors who believe that supermajority voting provisions are inconsistent with current trends in corporate governance because they may limit the ability of a simple majority of stockholders at any particular time to remove directors by essentially providing a veto to a large minority stockholder or group of stockholders. As a related matter, some commentators note the difficulty of obtaining a two-thirds vote. Other commentators have suggested that a lower threshold for stockholder votes can increase stockholders’ ability to participate effectively in corporate governance. At the Company’s 2009 Annual Meeting of Stockholders, our stockholders approved a proposal to eliminate the supermajority vote requirements contained in our Certificate and Bylaws.

If the proposed amendments are adopted, then the affirmative vote of a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered as a single class) will be required for stockholders to (i) remove any director; or (ii) amend or repeal, or adopt any provision inconsistent with any one or more provisions contained in Article Ninth of the Restated Certificate. This is the lowest vote allowed by the General Corporation Law of the State of Delaware (the “DGCL”) for the removal of directors, as provided for in Section 141 of the DGCL.

As currently written, Article Ninth of the Certificate can only be amended by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered as a single class). An abstention or other failure to vote on this Proposal is not an affirmative vote and therefore will have the same effect as a vote against this Proposal. Therefore, it is important that you vote your shares in person or by proxy.

If this Proposal is approved by stockholders, it will be effected by the filing of the Restated Certificate with the State of Delaware promptly after the Annual Meeting. The Company’s current Bylaws also provide, in Section 3.3, that two-thirds of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered as a single class) is necessary to remove directors. If the Proposal is adopted and the Certificate is amended, the Board of Directors also will amend Section 3.3 of the Company’s Bylaws to provide that only a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered as a single class) is required to remove directors.

A copy of the Restated Certificate marked to show all changes proposed under this Proposal against the current Certificate is attached as Appendix A to this Proxy Statement, with proposed deletions indicated by strikeout and proposed additions indicated by underline. The above descriptions of the current provisions of the Certificate and the Restated Certificate are qualified in their entirety by reference to the actual text as set forth in Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S SECOND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTE REQUIREMENTS.

STOCKHOLDER PROPOSAL RELATING TO
DISCLOSURE OF POLITICAL CONTRIBUTIONS
(Item 4 on the Proxy Card)

The following proposal was submitted by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, which owns 143 shares of Waste Management Common Stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

RESOLVED:  That the shareholders of Waste Management, Inc., (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary political contributions and expenditures not deductible under Section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution that, if made directly by the corporation, would not be deductible under Section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a. An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b. Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and,

c. The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

SUPPORTING STATEMENT:  As long-term Waste Management shareholders, we support policies that apply transparency and accountability to corporate political spending.

Absent a system of accountability, we are concerned that Company assets may be used for policy objectives that may be inimical to Waste Management’s long-term interests.

For example, Waste Management is trying to establish itself as the industry leader for waste and environmental services in a new green economy. A Waste Management senior executive sits on the Board of Directors of The National Association of Manufacturers (NAM), which has reportedly fought legislation that caps greenhouse gas emissions. According to news reports, Duke Energy, one of the country’s largest utilities, decided to leave NAM in part because of the group’s opposition to climate change legislation. (“Duke Energy ditches manufacturing group,” Politico, May 8, 2009). Without disclosure, it is impossible for shareholders to know whether Waste Management payments to NAM are used for the group’s political activities, including those opposing climate change legislation.

Based on available public records, Waste Management has contributed at least $4 million in corporate funds since the 2002 election cycle. (http://moneyline.cq.com/pml/home.do; http://www.followthemoney.org).

Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. Payments to trade associations used for political activities are undisclosed and unknown.

Waste Management does not disclose its political expenditures, the executives who authorize them, or the guidelines that help the Company determine the appropriateness of such expenditures.

Last year this proposal received approximately 32 percent support.

We urge your support FOR this proposal.

Waste Management Response to Stockholder Proposal Relating to Disclosure of Political Contributions

Waste Management is fully committed to complying with all applicable laws concerning political contributions, including laws requiring public disclosure of political contributions and lobbying expenses. Accordingly, Waste Management believes this proposal is unnecessary because a comprehensive system of reporting and accountability for political contributions already exists.

Current law limits the amounts of political contributions that can be made, restricts the organizations or entities that can receive corporate funding, and requires that a clear system of accountability be in place, as established by regulatory agencies in the United States. Political contributions or donations made by the Company and its Political Action Committee (PAC) are required to be disclosed under federal, state and local campaign finance law. The Company fully complies with these disclosure and reporting requirements. As a result, information on the Company’s political contributions is available to stockholders and interested parties through public sources.

Waste Management believes that it is important to participate in the political process because it is of intrinsic benefit to our business and employees. Our policy on political contributions is published in the Company’s Code of Conduct, which is disseminated to all employees. We do not expect the candidates to whom we contribute funds to agree with our positions on all issues at all times. We do, however, seek to support candidates who recognize the importance of the environmental services we provide, while also recognizing that a fair, free market system provides the best environment for continued improvement of cost-effective services.

Contributions of funds from the Company’s PAC to federal, state and local candidates and all other Company contributions are approved, in advance, by the Government Affairs Department. The PAC files monthly reports of receipts and disbursements to the Federal Election Commission (FEC), as well as pre-election and post-election FEC reports. Those publicly available reports identify the names of candidates supported and amounts contributed by the PAC. In addition, all political contributions to federal candidates over $200 are publicly disclosed by the FEC. Under the Lobbying Disclosure Act of 1995, Waste Management submits to Congress semi-annual reports of amounts spent on lobbying and the subjects lobbied, which are also publicly available. Those reports have been submitted quarterly since April 2008 under the Honest Leadership and Open Government Act of 2007, and semi-annual reports include a list of all federal election candidates to whom the PAC contributed during the previous six months.

A senior executive of the Company sits on the Board of Directors of the National Association of Manufacturers (NAM) in an effort to ensure that the Company’s interests are represented by that trade association. NAM has supported inclusion of landfill gas-to-energy and waste-to-energy in the Federal Renewable Portfolio Standard contained in the House-passed climate change bill and the pending Senate bill. It has opposed the House bill but has not opposed the Senate bill. It has stated that climate change legislation should maintain a level playing field for US companies in the global marketplace. NAM has called for legislation that ensures a national approach; enhances our economic leadership; is technology-driven; provides flexibility and fosters innovation; and promotes global participation. Those elements have broad support in the deliberations currently under consideration in the Senate.

Adoption of this proposal would require Waste Management to expend resources unnecessarily to create a semi-annual report disclosing political contributions, duplicating reports already publicly available.

This proposal was submitted to the vote of our stockholders at the 2008 and 2009 annual meetings and failed to pass on both occasions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

STOCKHOLDER PROPOSAL RELATING TO RIGHT OF STOCKHOLDERS TO
CALL SPECIAL STOCKHOLDER MEETINGS
(Item 5 on the Proxy Card)

The following proposal was submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, who owns 7,600 shares of Waste Management Common Stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

5 — Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each applicable governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes multiple shareowners combining their holdings to equal the 10%-of-outstanding-common threshold. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

The Simple Majority Vote topic won our overwhelming 80% support at our 2009 annual meeting. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first 50%-plus vote. The Simple Majority Vote topic even won 57%-support from all our shares outstanding.

This proposal topic also won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

The merit of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

John Pope (our Chairman and on our three most important board committees, audit, nomination and executive pay) was designated as a “Flagged (Problem) Director” by The Corporate Library due to his involvement with the Federal-Mogul (FDML) bankruptcy. Pastora San Juan Cafferty had 15-years director tenure (independence concern) and yet was assigned to two of our most important board committees. John Pope and Patrick Gross each held five board seats — over-extension concern.

Our directors served on six boards rated “D” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm: John Pope, Kraft Foods Inc. (KFT); David Steiner, FedEx (FDX) and Tyco Electronics (TEL); Patrick Gross, Capital One Financial (COF) and Taleo (TLEO) and Steven Rothmeier, ArvinMeritor (ARM).

In order to best align our CEO’s interests with shareholders, the minimum stockholding requirement should be 10X base salary according to the Corporate Library. Yet our CEO David Steiner was required to hold only 5X base salary. We had no shareholder right to cumulative voting, a lead director to call a special meeting or vote on executive pay. Shareholder proposals to address all or some of these topics have received majority votes at other companies and would be excellent topics for our next annual meeting.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings — Yes on 5.

Waste Management Response to Stockholder Proposal Relating to the Right of Stockholders to Call Special Stockholder Meetings

Our Board believes that this proposal is contrary to the interests of the Company and its stockholders. Our Bylaws currently provide that a special meeting may be called by a majority of the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The current Bylaw provision is an appropriate corporate governance provision for a public company of our size because it allows the directors and our most senior management to exercise their judgment to determine when it is in the best interests of our stockholders to convene a special meeting. A special meeting should only be called to consider extraordinary events, which cannot wait until the next annual meeting. State law and regulatory provisions require that our Board seek stockholders approval for most significant actions, such as the acceptance of merger proposals, the adoption of new equity incentive plans and amendments to the Company’s Certificate of Incorporation.

This proposal, if implemented, would permit stockholders holding only 10% of our outstanding Common Stock or groups of small stockholders whose aggregate holdings equal only 10% to call a special meeting at any time and with any frequency. This would be true regardless of how long those stockholders have held our stock. Additionally, the meetings called could cover agenda items in which stockholders generally have little or no interest or that are relevant to only very narrow constituencies. Allowing meetings to be called in this manner could be disruptive to the Company’s operations and time-consuming for management. Meetings of stockholders are expensive, and allowing a possibly unlimited number of meetings to be called by a small ownership percentage is not a responsible use of time or financial resources. Our Board believes that adopting such a Bylaw would not be in the best interests of our stockholders.

Our stockholders have other rights available to them that are effective and far less costly to the Company, such as the ability to act by written consent. We also provide significant opportunity for our stockholders to raise matters at our annual meetings. Stockholders have frequently used our annual meetings to propose business by making proposals through the proxy rules, such as this one, and are able to communicate their concerns during the question and answer session of an annual meeting.

Our Board is strongly committed to good governance practices and is keenly interested in the views and concerns of our stockholders. We do not have a classified Board, which means each of our directors is elected annually. Further, our directors are elected by a majority of votes cast at each meeting. Additionally, as described in this Proxy Statement, our Board is currently seeking stockholder approval for amendments to our governing documents that will reduce any super-majority stockholder voting provision to require the vote of only a majority of the outstanding shares.

This proposal should be evaluated in the context of these practices, as well as our overall governance practices. Our Board has a wide range and depth of experience that benefits our stockholders. RiskMetrics Group has ranked our corporate governance practices in the 97th percentile for our industry group. The Corporate Library has assigned our Board a “Low” Corporate Governance Risk Assessment, indicating that our Company’s governance practices are not a cause for concern.

In light of our Board’s continuing commitment to ensuring effective corporate governance, and the other reasons outlined in this response, our Board does not believe that adoption of the proposal is necessary.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

We do not intend to bring any other matters before the Annual Meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxies to vote as they think best.

Appendix A

~~SECOND~~
THIRD
RESTATED CERTIFICATE OF INCORPORATION
OF
WASTE MANAGEMENT, INC.

Waste Management, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Waste Management, Inc., and the name under which the Corporation was originally incorporated is USA Waste Services, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware
 was April 28, 1995.

2. This ~~Second~~
Third
 Restated Certificate of Incorporation
(the “Restated Certificate of Incorporation”)
 restates and integrates and further amends the
Second
 Restated Certificate of Incorporation of this Corporation ~~by amending Article Ninth to provide for the election of directors annually~~.

3. The text of the
Second
 Restated Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full.

First:  The name of the Corporation is “Waste Management, Inc.”

Second:  The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Third:  The nature of the business, objects and purposes to be transacted, promoted or carried on by the Corporation is:

To engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:  The total number of shares of capital stock which the Corporation shall have authority to issue is one billion, five hundred and ten million (1,510,000,000), divided into one billion five hundred million (1,500,000,000) shares of Common Stock of the par value of one cent ($0.01) per share and ten million (10,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share.

A. No holder of Common Stock or Preferred Stock of the Corporation shall have any pre-emptive, preferential, or other right to purchase or subscribe for any shares of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation or of the number of its shares, or of any warrants, options, or bonds, certificates of indebtedness, debentures, or other securities convertible into or carrying options or warrants to purchase stock of the Corporation or of any stock of the Corporation purchased by it or its nominee or nominees or other securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise other than, with respect to Preferred Stock, such rights, if any, as the Board of Directors in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix.

B. The holders of Common Stock shall have the right to one vote per share on all questions to the exclusion of all other classes of stock, except as by law expressly provided, as otherwise herein expressly provided or as contained within a certificate of designation, with respect to the holders of any other class or classes of stock.

C. The Board of Directors is authorized, subject to limitations prescribed by law, by resolution or resolutions to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rights and dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in cash on redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) Any other relative rights, preferences and limitations of that series; or

(9) Any or all of the foregoing terms.

D. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issue of any series of Preferred Stock created thereby, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors of the Corporation. Should the number of shares of any series be so decreased, the shares constituting such decrease shall resume the status which they had prior to adoption of the resolution originally fixing the number of shares of such series.

E. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified or reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions adopted by the Board of Directors of the Corporation providing for the issue of any series of Preferred Stock and to any filing required by law.

Fifth:  The Corporation is to have perpetual existence.

Sixth:  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

Seventh:  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware. Neither this~~Second~~Restated Certificate of Incorporation nor any amendment, alteration, or repeal of this Article, nor the adoption of any provision of the ~~Second~~Restated Certificate of Incorporation inconsistent with this Article, shall adversely affect, eliminate, or reduce any right or protection of a director of the Corporation hereunder with respect to any act, omission or matter occurring, or any action, suit, or claim that, but for this Article, would accrue or arise, prior to the time of such amendment, modification, repeal, or adoption of an inconsistent provision. All references in this Article to a “director” shall also be deemed to refer to such person or persons, if any, who pursuant to a provision of the ~~Second~~Restated Certificate of Incorporation in accordance with subsection (a) of Section 141 of the Delaware General Corporation Law, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the Delaware General Corporation Law.

Eighth:  This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

Ninth:  (A) Except as otherwise provided in this ~~Second~~ Restated Certificate of Incorporation or the bylaws of the Corporation relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by, or in the manner provided in, the bylaws of the Corporation. Unless approved by at least two-thirds of the incumbent directors, the number of directors which shall constitute the whole Board of Directors shall be no fewer than three and no more than nine.

(B) Commencing with the election of directors at the 2003 Annual Meeting of Stockholders, all directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be elected annually. Notwithstanding the foregoing provision of this Article, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal.

(C) Except as otherwise provided pursuant to the provisions of this ~~Second~~ Restated Certificate of Incorporation or the bylaws of the Corporation relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, with or without cause but only by the affirmative vote, at any annual meeting or special meeting (as the case may be) of the stockholders, of not less than ~~two thirds~~
a majority
 of the total number of votes of the then outstanding shares of capital stock of the

Corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting.

(D) In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be appointed or determined by the Board of Directors. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(E) Vacancies in the Board of Directors, however caused, and newly-created directorships shall be filled solely by a majority vote of the directors then in office, whether or not a quorum, and any director so chosen shall hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal.

(F) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this ~~Second~~ Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms.

(G) Notwithstanding any other provision of this ~~Second~~ Restated Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this~~Second~~ Restated Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than ~~two-thirds~~
a majority
 of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, this Article, but only if notice of the proposed alteration or amendment was contained in the notice of such meeting.

Tenth:  In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, or adopt new bylaws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment or repeal shall be valid with respect to bylaw provisions which have been adopted, amended or repealed by the stockholders; and further provided, that bylaws adopted or amended by the Directors and any powers thereby conferred may be amended, altered or repealed by the stockholders.

Eleventh:  The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this ~~Second~~ Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this ~~Second~~ Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article; provided, however, that the Corporation shall not amend Article Ninth to be effective on a date other than a date on which directors are elected.

4. This ~~Second~~ Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, WASTE MANAGEMENT, INC. has caused this
Third
 Restated Certificate of Incorporation to be signed by
          , its          , this   day of          , 2010.

WASTE MANAGEMENT, INC.

[Name]
[Title]

WASTE MANAGEMENT, INC. 1001 FANNIN STREET SUITE 4000 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Waste Management, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20887-P89721	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASTE MANAGEMENT, INC.

Vote On Directors
1.	Proposal to elect	For	Against	Abstain

	1a. Pastora San Juan Cafferty	☐	☐	☐

	1b. Frank M. Clark, Jr.	☐	☐	☐	Vote on Proposals		For	Against	Abstain

	1c. Patrick W. Gross	☐	☐	☐	2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2010.	☐	☐	☐

	1d. John C. Pope	☐	☐	☐

	1e. W. Robert Reum	☐	☐	☐	3.	Proposal to amend the Company’s Second Restated Certificate of Incorporation to eliminate the supermajority stockholder voting provisions.	☐	☐	☐

	1f. Steven G. Rothmeier	☐	☐	☐

	1g. David P. Steiner	☐	☐	☐	4.	Proposal relating to disclosure of political contributions, if properly presented at the meeting.	☐	☐	☐

	1h. Thomas H. Weidemeyer	☐	☐	☐	5.	Proposal relating to the right of stockholders to call special stockholder meetings, if properly presented at the meeting.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the directors in item 1, FOR items 2 and 3 and AGAINST items 4 and 5. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.
					Note:	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K for the year ended December 31, 2009 and 2010 Proxy Statement are available at www.wm.com.

M20888-P89721

WASTE MANAGEMENT, INC.
Annual Meeting of Stockholders - May 11, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 29, 2010, and hereby appoint(s) David P. Steiner and Rick L Wittenbraker, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 11, 2010 at 11:00 a.m., Central Time, at The Maury Myers Conference Center, Waste Management, Inc., 1021 Main Street, Houston, Texas 77002, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.
Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan’s assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has/have not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion.

Address Change/Comments:

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.)